Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

HEALTHEQUITY, INC.

PACIFIC MERGER SUB INC.

and

WAGEWORKS, INC.

Dated as of June 26, 2019

i

INDEX OF EXHIBITS

Exhibit A	Certificate of Merger

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2019 (this “Agreement”), among HealthEquity, Inc., a Delaware corporation (“Parent”), Pacific Merger Sub Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent (“Merger Sub”), and WageWorks, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will be merged with and into the Company under the Laws of the State of Delaware (the “Merger”), with the Company surviving the Merger and becoming a Wholly Owned Subsidiary of Parent as a result of the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1.                                The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and continue as a Delaware corporation (the “Surviving Corporation”) as a result of the Merger.

Section 1.2.                                Closing.  Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place on the date that is the second (2nd) Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII unless another time or date is agreed to in writing by the parties hereto; provided that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII, the Closing shall not occur until the earlier of (i) a Business Day before or during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) the second (2nd) Business Day after the final day of the Marketing Period (the date of the Closing, the “Closing Date”).  The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

Section 1.3.                                Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as required by, the relevant provisions of the DGCL (the “Certificate of Merger”), substantially in the form of Exhibit A hereto.  The Merger shall become effective upon the filing and acceptance for record by the Secretary of State of the State of Delaware of the Certificate of Merger in accordance with the DGCL, or at such later time as is agreed by the parties hereto prior to the Closing Date and specified in the Certificate of Merger (the “Effective Time”).

Section 1.4.                                Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided for in the DGCL.  Under the DGCL, from and after the Effective Time: (a) the Merger of the Company and Merger Sub and their continuance as one company shall become effective; (b) the property of each of the Company and Merger Sub shall become the property of the Surviving Corporation; and (c) the Surviving Corporation shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub.

Section 1.5.                                Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company and subject to compliance with Section 6.2) the certificate of incorporation and by-laws of Merger Sub, and as so amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6.                                Directors; Officers.

(a)                                 Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)                                 Subject to any letters of resignation delivered by any such officers prior to or at the Effective Time, each of the parties hereto shall take all necessary action to cause the officers of the Company immediately prior to the Effective Time to be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.7.                                Effect on Share Capital.  Pursuant to the terms of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)                                 Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares to be canceled pursuant to Section 1.7(f)) shall be converted automatically into and shall thereafter represent the right to receive $51.35 in cash, without interest (the “Merger Consideration”).

(b)                                 Cancellation of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares and shares referred to in Section 1.7(f)) shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and in the case of Book-Entry Shares, the names of the former registered holders shall be removed from the registry of holders of such shares, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration to be paid in consideration therefor in accordance with Section 2.2, without interest.

(c)                                  Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d)                                 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has properly exercised and perfected its, his or her appraisal rights under Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.2, without any interest thereon.  The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands for appraisal.  Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent, (i) make any payment or agree to make any payment with respect to any demands for appraisal, (ii) offer to settle or settle any such demands or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(e)                                  Changes to Company Stock.  If, prior to the Effective Time, the Company should split, subdivide, consolidate, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Company Common Stock, then the Merger Consideration and any other number or amount contained herein that is based upon the price of Company Common Stock or the number of shares of Company Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

(f)                                   Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries.  All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Wholly Owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.  Any shares of Company Common Stock owned by any direct or indirect Wholly Owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall be canceled and shall cease to exist.

Section 1.8.                                Treatment of Options, Restricted Stock Units, ESPP.

(a)                                 Company Options. Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time, including those granted pursuant to the Company’s 2000 Stock Option/Stock Issuance Plan or the Company’s 2010 Equity Incentive Plan, as amended and restated, and as further amended from time to time in accordance with the terms hereof (the “Company Stock Plans”), whether vested or unvested (each, a “Company Option”) shall, as of the Effective Time, become fully vested (to the extent not already vested) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Company Option multiplied by (ii) the total number of shares of

Company Common Stock subject to such Company Option.  If the applicable exercise price per share of Company Common Stock equals or exceeds the Merger Consideration, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time.

(b)                                 Company RSUs.

(i)                                     Each Company RSU Award that is outstanding as of the date hereof (excluding, for the avoidance of doubt, each Approved Equity Award) shall be subject to this Section 1.8(b)(i).  As of the Effective Time, each Company RSU Award that is outstanding as of the date hereof and subject to only time-based vesting conditions shall become fully vested.  As of the Effective Time, each Company RSU Award that is subject to performance-based vesting (each, a “Performance Unit”) and that is outstanding as of the date hereof (1) for which the performance period is complete but for which there has not been a determination by the Board of Directors of the Company (or authorized committee thereof) of the achievement of the underlying performance goals as of the Effective Time shall vest based on actual performance during the performance period, (2) for which the performance period is incomplete as of the Effective Time shall vest based on the target performance; and (3) each such Performance Unit that does not vest in accordance with clause (1) or clause (2) shall be cancelled and terminated without consideration immediately prior to the Effective Time.  Each Company RSU Award that vests in accordance with this Section 1.8(b)(i) shall be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such vested Company RSU Award by (ii) the Merger Consideration.

(ii)                                  Each Company RSU Award that is granted on or after the date hereof that is outstanding as of the Effective Time shall be subject to this Section 1.8(b)(ii) (each, an “Assumed Company RSU Award”).  As of the Effective Time, each Assumed Company RSU Award shall be assumed by Parent and converted automatically into a restricted stock unit award with respect to a number of shares of the common stock of Parent (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock subject to the Assumed Company RSU Award immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio (rounded down to the nearest whole share).  Each Adjusted RSU Award will continue to have, and will be subject to, the same terms and conditions applicable to the Assumed Company RSU Award under the applicable Company Stock Plan and the agreements evidencing grants thereunder, including vesting, settlement and acceleration, as further set forth on Schedule 3.6(c)(ii).

(c)                                  Company ESPP.

(i)                                     As soon as practicable following the date of this Agreement, the Board of Directors of the Company shall adopt resolutions and take all actions necessary to (A) cause the Company’s 2012 Employee Stock Purchase Plan (the “Company ESPP”) not to (1) commence an offering period to purchase Company Common Stock that would otherwise begin after the end of the offering period in effect as of the date hereof or (2) accept payroll deductions to be used to purchase Company Common Stock under the Company ESPP after the end of the offering period in effect as of the date hereof, (B) provide that (1) each individual participating in the offering period in effect as of the date hereof will not be permitted to increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when such offering period commenced and (2) no individual will be allowed to commence participation in the Company ESPP following the date of this Agreement and (C) cause the Company ESPP to terminate immediately after the purchases set forth in Section 1.8(c)(ii).

(ii)                                  No later than five (5) days prior to the Effective Time, in the case of any outstanding purchase rights under the Company ESPP, (A) the offering period (if any) under the Company ESPP shall end and each participant’s accumulated payroll deduction shall be used to purchase newly issued Company Common Stock in accordance with the terms of the Company ESPP and (B) such Company Common Stock shall be treated the same as all other Company Common Stock in accordance with Section 1.7 of this Agreement.  The Company shall make any pro rata adjustments that may be necessary to reflect the shortened offering period.

(d)                                 Payment; Withholding.  The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options and the Company RSU Awards the cash amounts described in Section 1.8(a) and Section 1.8(b), as applicable, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the making of such payment, on the first regularly scheduled payroll date that is no less than three calendar days following the Effective Time.

ARTICLE II.

EXCHANGE OF CERTIFICATES

Section 2.1.                                Exchange Fund.  At or prior to the Effective Time, Parent shall deposit with such bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.7, immediately available funds equal to the aggregate Merger Consideration payable to such holders of shares of Company Common Stock, and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration subject to and in accordance with the terms of Section 2.2 of this Agreement.  Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”  Such aggregate cash deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent in (i)

short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or (v) any registered open end investment company holding itself out as a “money market fund” or whose investments are otherwise restricted principally to the instruments described in clauses (i) through (iv) above. Prior to the Effective Time, Parent and the Exchange Agent will enter into an exchange agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 1.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 1.7 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 1.7. Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares or shares to be cancelled pursuant to Section 1.7(f) shall be returned to Parent upon demand.

Section 2.2.                                Exchange Procedures.  As promptly as practicable after the Effective Time, and in any event within three (3) Business Days thereafter, the Exchange Agent will send to each record holder of shares of Company Common Stock other than Dissenting Shares or shares to be cancelled pursuant to Section 1.7(f), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates and Book-Entry Shares to the Exchange Agent and shall be in a reasonable and customary form) and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration.  As soon as reasonably practicable after the Effective Time, each holder of a Certificate or Book-Entry Shares, upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly executed and completed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the Merger Consideration (less any applicable withholding Taxes), without interest, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share as the case may be, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled.  The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest will be paid or will accrue on any cash payable pursuant to Section 1.7(a) or Section 1.8.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares shall be required to provide a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 1.7(a). In lieu thereof, each holder of record of one or more Book-Entry Shares other than Dissenting Shares or shares to be cancelled pursuant to Section 1.7(f) shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Book-Entry Shares upon receipt by the Exchange Agent of such “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) be entitled to receive the Merger Consideration (less any applicable withholding Taxes), without interest, for each share of Company Common Stock formerly represented by such Book-Entry Share and the Book-Entry Shares of such holder so surrendered shall forthwith be cancelled.

Section 2.3.                                DTC Payment.  Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (“DTC”) with the objective that the Exchange Agent shall transmit to DTC or its nominees no later than the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than any Dissenting Shares or shares to be canceled pursuant to Section 1.7(f)) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Merger Consideration.

Section 2.4.                                No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares.

Section 2.5.                                Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable abandoned property, escheat, or other similar Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.6.                                No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any

Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.7.                                Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.8.                                Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold (or cause or direct to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, any holder of Company Options and any holder of Company RSU Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.9.                                Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver any deeds, bills of sale, assignments or assurances and to take and do any other actions and things in each case to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.10.                         Stock Transfer Books.  At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the corresponding sections or subsections of the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (subject to the terms of Section 10.2), or (b) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2018 and publicly available prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements, and any other disclosures included therein to the extent that they are non-specific, cautionary, predictive or forward-looking in nature) (it being understood that this clause (b) shall not apply to Section 3.6), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.                                Corporate Organization.  The Company is duly organized, validly existing and in good standing and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Copies of the Company Organizational Documents, with all amendments thereto to the date hereof, have been made available to Parent or and such copies are true, accurate and complete as of the date hereof.  The Company is not in violation of the Company Organizational Documents.

Section 3.2.                                Qualification to Do Business.  The Company is duly qualified to do business as a foreign corporation and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, nor would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3.                                No Conflict or Violation.  The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement do not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of any of the Company’s Subsidiaries, (ii) subject to the receipt of any consents set forth in Section 3.4, violate any provision of Law or any Order, judgment or decree of any Governmental Entity applicable to the Company or any of its Subsidiaries, (iii) subject to the receipt of any consents set forth on Schedule 3.4, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets or properties of either of the Company or any of its Subsidiaries and (iv) except as set forth on Schedule 3.3, violate, conflict with, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract, Company Leases or any of the Company Licenses and Permits, or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any Material Contract, Company Lease or any of the Company Licenses and Permits, except with respect to clauses (ii) through (iv) above, for any such violations, Liens, breaches, defaults, conflicts, cancellations, modifications, amendments, revocations or suspensions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4.                                Consents and Approvals.  No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business; (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); (iii) such filings and approvals as may be required by any federal and state securities laws, including compliance with any applicable requirements of the Exchange Act; (iv) compliance with the applicable provisions of the New York Stock Exchange; and (v) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5.                                Authorization and Validity of Agreement.  The Company has the requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby.  The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Limitations”).

Section 3.6.                                Capitalization.

(a)                                 The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock.  As of June 21, 2019 (the “Capitalization Date”):

(i)                                     39,869,857 shares of Company Common Stock and no shares of preferred stock are issued and outstanding;

(ii)                                  2,164,677 shares of Company Common Stock are underlying Company Options; and

(iii)                               730,387 shares of Company Common Stock are underlying Company RSU Awards (assuming target performance of Performance Units).

The number of shares of Company Common Stock that could be acquired with accumulated payroll deductions under the Company ESPP at the close of business on the purchase date for any offering period in effect as of the Capitalization Date (assuming (1) the market price of a share of Company Common Stock as of the close of business on the Business Day immediately preceding such date is equal to the Merger Consideration, (2) such date represents the last day of the current offering period, and (3) payroll deductions continue at the current rate) shall not exceed the number of shares of Company Common Stock as set forth on Schedule 3.6(a).

(b)                                 The issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  From the Capitalization Date to the date hereof, the Company has not issued or granted any securities of the Company other than pursuant to the exercise of Company Options or settlement of Company RSU Awards granted prior to the Capitalization Date and reflected in Section 3.6(a)(iii).  Except as set forth above in Section 3.6(a) or Schedule 3.6(c)(i), as of the Capitalization Date, there were no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or any of its Subsidiaries), that were convertible into or exercisable for a share of Company Common Stock on a deferred basis or otherwise, or other subscriptions, options, warrants, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company, or other rights that are linked to, or based upon, the value of shares of Company Common Stock.  After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Surviving Corporation pursuant to any Company Benefit Plan.

(c)                                  Schedule 3.6(c)(i) sets forth a true, accurate and complete list of each Person who holds a Company Option or Company RSU Award as of the date hereof, which schedule shows for each Company Option and each Company RSU Award, if applicable, the grant date, the expiration date, the number of shares of Company Common Stock that remain subject to the award, the per share exercise price, and the applicable vesting schedule (and whether there are acceleration rights applicable thereto).  With respect to each Company Option and each Company RSU Award, (i) each grant of such award was duly authorized no later than the date on which the grant of such Company Option or Company RSU Award, as applicable, was by its terms effective by all necessary corporate actions, including, as applicable, approval by the Board of Directors of the Company or a committee thereof, or a duly authorized delegate thereof, and (ii) each Company Option and each Company RSU Award, as applicable, was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Stock Plan. Schedule 3.6(c)(ii) sets forth each employee or other Person (A) with an offer letter or other contract with an employee that contemplates a grant of, or right to purchase or receive, or (B) who, prior to the date hereof, the Board of Directors of the Company or a committee thereof approved to be issued on a future date a grant of, or right to purchase or receive: (i) options or other equity awards with respect to the equity of the Company or (ii) other securities of the Company, together with the number of shares of Company Common Stock underlying such options, other equity awards or other equity securities and any approved vesting terms applicable thereto (collectively, the “Approved Equity Awards”). The treatment of Company Options and Company RSU Awards under Section 1.8 of this Agreement is permitted by the terms of the applicable Company Stock Plan and any related Contract entered into pursuant to the terms thereof.

(d)                                 The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Merger or the other transactions contemplated by this Agreement.

Section 3.7.                                Subsidiaries.

(a)                                 The Company has no direct or indirect Subsidiaries except as set forth on Schedule 3.7.

(b)                                 Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Copies of the organizational documents of each Subsidiary of the Company, with all amendments thereto to the date hereof, have been made available to Parent and such copies are true, accurate and complete in all material respects as of the date hereof.

(c)                                  Each of the Subsidiaries of the Company is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 All of the outstanding shares of capital stock, or membership interests or other ownership interests of, the Company’s Subsidiaries, as applicable, are validly issued, fully paid and nonassessable and, except for director’s qualifying or similar shares, are owned of record and beneficially by the Company, directly or indirectly, free and clear of any Liens other than Permitted Liens.  Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Company’s Subsidiaries, as applicable, are the sole outstanding securities of such Subsidiary and there are no outstanding subscriptions, options, warrants, rights or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company’s Subsidiaries.

Section 3.8.                                Company SEC Reports.

(a)                                 The Company has timely filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Securities Act, with the SEC since January 1, 2017 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”).  As of their respective dates, after giving effect to any amendments or supplements thereto filed on or prior to the date hereof, each of the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Securities Act as in effect on the date such Company SEC Report was filed and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company’s Subsidiaries are not required to file or furnish any forms, reports or other documents with the SEC.

(b)                                 The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports, including in Company SEC Reports filed following the date hereof, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or as permitted by Regulation S-X, and except with respect to unaudited statements as permitted by Form 10-Q or Form 8-K of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, which will not be material in amount or effect, and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c)                                  The Company has (i) implemented and maintains (x) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (y) a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurances (1) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (2) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company’s Board of Directors, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (X) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (Y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since January 1, 2017, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any such Subsidiary or any of their respective officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.  The Company has provided Parent with true, accurate and complete copies of all material correspondence between the Company and the SEC, in each case since January 1, 2017.  There are no outstanding or unresolved comments in any comment letters received by the Company from the SEC staff since January 1, 2017 relating to any reports filed or submitted to the SEC by the Company.

(d)                                 The Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to approve and adopt this Agreement and the Merger (the “Company Stockholders Meeting”) and any amendments or supplements thereto (the “Proxy Statement”), to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or subject matter that has become false or misleading.  The Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9.                                Absence of Certain Changes or Events.

(a)                                 Since December 31, 2018 to the date of this Agreement, there has not been any Company Material Adverse Effect or any development or combination of developments of which the Company has Knowledge which is reasonably likely to result in any Company Material Adverse Effect.

(b)                                 Except as set forth on Schedule 3.9(b), and, except for discussions, negotiations, and transactions related to this Agreement, since December 31, 2018, the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice and neither the Company nor any of its Subsidiaries have:

(i)                                     made any material change in any method of accounting or accounting practice of either the Company or any of its Subsidiaries (whether or not subject to insurance);

(ii)                                  incurred or guaranteed any indebtedness for borrowed money in excess of $10,000,000 in the aggregate, other than between the Company or any of its Subsidiaries;

(iii)                               failed to pay or satisfy any obligation or liability or accounts payable in excess of $10,000,000, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

(iv)                              sold or transferred any of its material assets, canceled any material debts or claims or waived any material rights, each having a value in excess of $10,000,000;

(v)                                 granted an increase in the compensation or benefits of any current or former director or executive officer of the Company or any of its Subsidiaries other than increases in accordance with past practice not exceeding 5% of the employee’s annual base compensation then in effect;

(vi)                              entered into, adopted, amended or otherwise increased the benefits under any employment, change of control, retention or severance agreement or arrangement with respect to any director or executive officer of the Company;

(vii)                           declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so, except for (i) repurchases, withholdings, or cancellations of securities of the Company pursuant to the terms and conditions of Company Options, Company RSU Awards outstanding as of the date hereof in accordance with their terms as of the date hereof, or (ii) transactions between the Company and any of its direct or indirect Subsidiaries;

(viii)                        sold, transferred, assigned, exclusively licensed, cancelled, abandoned, allowed to lapse, dedicated to the public domain or otherwise disposed of any (i) Company Registered Intellectual Property Rights, or (ii) any other Company Owned Intellectual Property Rights that are material to the Company’s or a Subsidiary’s business; or

(ix)                              entered into any agreement or made any commitment to do any of the foregoing.

Section 3.10.                         Privacy and Data Security.

(a)                                 The Company complies with, and has at all times since January 1, 2017 complied with, all Data Protection Requirements, except for any noncompliance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)                                 Since January 1, 2017, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company has not received any subpoenas, demands, or other written notices from any Governmental Entity investigating or inquiring into any actual or identified potential violation of any Data Protection Law.  Since January 1, 2017, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no notice, complaint, claim, enforcement action, or litigation of any kind has been served on or initiated against the Company alleging any violation by the Company of any applicable Data Protection Requirement.

(c)                                  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company takes reasonable best steps, in compliance with applicable Data Protection Requirements, to protect (i) the confidentiality, integrity and security of its software, systems and websites involved in the collection and/or processing of Personal Data; and (ii) Personal Data in its possession and/or control from unauthorized use, access, disclosure and modification.

(d)                                 Since January 1, 2017, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company has not suffered any security breaches or unauthorized access to, or unauthorized use, disclosure or modification of Personal Data in its possession or control that would require notification of individuals, law enforcement, any Governmental Entity, or any Person under any Data Protection Requirement.

Section 3.11.                         Tax Matters.

(a)                                 (i) The Company and its Subsidiaries have each filed when due all United States federal and other material Tax Returns required by applicable Law to be filed by it; (ii) all such Tax Returns were true, accurate and complete in all material respects as of the time of such filing; (iii) all material Taxes shown on such Tax Returns as due and payable have been duly and timely paid; and (iv) as of the date of the latest financial statements of the Company, any material liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or that are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP;

(b)                                 there is no action, suit, proceeding, investigation or audit now pending with respect to the Company or any of its Subsidiaries in respect of any material Tax, nor has any claim for additional material Tax been asserted in writing by any taxing authority;

(c)                                  since January 1, 2015, no material claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries have not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(d)                                 (i) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any material Taxes or file any material Tax Returns, other than any such request made in the ordinary course of business; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of the Company or any of its Subsidiaries that is currently in force; and (iii) neither the Company nor its Subsidiaries are a party to or bound by any agreement with a Person other than the Company or any of its Subsidiaries (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements) providing for the payment of material Taxes, payment for material Tax losses, entitlements to material refunds of Taxes or similar material Tax matters;

(e)                                  the Company and its Subsidiaries have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(f)                                   within the last two years, neither the Company nor its Subsidiaries have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(g)                                  there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any material Tax;

(h)                                 neither the Company nor its Subsidiaries have any material liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by contract (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements); and

(i)                                     the Company and its Subsidiaries have not entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to any Taxes affecting or relating to the Company and its Subsidiaries; and

(j)                                    neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing

Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law with respect to a transaction occurring on or prior to the Closing Date); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

Section 3.12.                         Absence of Undisclosed Liabilities.  The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (a) that were incurred after December 31, 2018 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s consolidated balance sheet for the fiscal year ended December 31, 2018 or included in the Company Financial Statements in the Company SEC Reports filed prior to the date hereof, (c) that are incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that have not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13.                         Company Property.

(a)                                         Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                         Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each lease, license, sublease and occupancy agreement, together with all amendments and guarantees relating thereto (each, a “Company Lease” and collectively, the “Company Leases”) with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries as lessee or sublessee as of the date hereof in excess of 10,000 rentable square feet (the “Leased Real Property”) is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or any of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy, creditor’s rights or similar Laws, and subject to Permitted Liens.

(c)                                        Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has valid leasehold estates in all material Leased Real Property, free and clear of all Liens except Permitted Liens.

(d)                                         Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in material breach or material default under any of the Company Leases, and, except pursuant to the terms of each Company Lease, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default. No written notice of any material default under any Company Lease, which default remains uncured, has been sent or received by the Company or any of its Subsidiaries.

(e)                                          All buildings, structures, fixtures, building systems and equipment, and all components that are part of the Leased Real Property are in material compliance with all applicable Laws and are structurally sound and in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, and are reasonably adequate and reasonably suitable for the operation of the Company’s business except as except as has not had, nor would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, each Company Lease is in compliance in all material respects with all applicable zoning requirements and the current use of such Leased Real Property is a permitted or legally established use under applicable zoning requirements.  There is no pending or written or oral threat of condemnation or similar action affecting any of the Leased Real Property, except as has not had, nor would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14.                         Intellectual Property.

(a)                                 Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no third party is infringing, misappropriating or violating any Company Owned Intellectual Property Rights.

(b)                                 Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (i) each of the Company and each of its Subsidiaries owns all right, title and interest in and to, or have valid and enforceable licenses to use, all Intellectual Property and Intellectual Property Rights used or held for use in, or necessary for, the operation of its business as presently conducted; (ii) the conduct of the business of the Company and each of its Subsidiaries since January 1, 2013, has not infringed, misappropriated or violated, and currently does not infringe, misappropriate or violate, any Intellectual Property Rights of any third party; and (iii) there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries: (x) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property Rights, or (y) challenging the Company’s or any of its Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property Rights (including pursuant to a cease and desist letter or a letter offering a license).

(c)                                  Schedule 3.14(c) sets forth a true, accurate and complete list of all issued Patents, registered trademarks and service marks, registered copyrights, domain name registrations, and applications for any of the foregoing, in each case issued by, filed with or recorded by any Governmental Entity or domain name registrar and constituting Company Owned Intellectual Property Rights (“Company Registered Intellectual Property Rights”) and the owner of record, date of application, registration or issuance, and relevant jurisdiction as to each.  All Company Registered Intellectual Property Rights are exclusively owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.  All Company Registered Intellectual Property Rights are subsisting, and, to the Company’s Knowledge, valid and enforceable.

(d)                                 The Company and its Subsidiaries have in place commercially reasonable measures to protect and preserve the confidentiality of their trade secrets and other material confidential information.  None of the Company’s trade secrets or other confidential information has been used, disclosed or appropriated to the detriment of the Company or any of its Subsidiaries without authorization, except as has not had, nor would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any third party in the course of the performance of responsibilities to the Company or any of its Subsidiaries, except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  No present or former officer, director, employee, agent, outside contractor, or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Owned Intellectual Property or Company Owned Intellectual Property Rights.  Each present or former officer, director, employee, agent, outside contractor, or consultant of the Company or any of its Subsidiaries who has created or contributed to the creation of any Company Owned Intellectual Property or Company Owned Intellectual Property Rights or Company Products has executed an assignment or similar agreement with the Company or any of its Subsidiaries transferring and assigning to the Company or any of its Subsidiaries all right, title, and interest therein and thereto (including designating any works of authorship therein as a “work made for hire”), except where the absence of that assignment or similar agreement has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No funding, facilities or personnel of any governmental authority or educational institution were used by the Company or a Subsidiary to develop or create, in whole or in part, any Company Owned Intellectual Property or Company Owned Intellectual Property Rights except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                                   Schedule 3.14(f) sets forth a true, accurate, and complete list of agreements pursuant to which the Company or any of its Subsidiaries has deposited, or is required to deposit, source code to Proprietary Software with any escrow agent or other Person.  Neither the Company nor any of its Subsidiaries, nor an escrow agent or any Person acting on behalf of the Company or any of its Subsidiaries, has disclosed or delivered to any other Person, or permitted the disclosure or delivery of, any source code to the Proprietary Software, other than disclosures to employees, contractors or consultants acting on behalf of the Company or any of its Subsidiaries; and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in such disclosure, including as a result of the transactions contemplated herein.

(g)                                  In the past twenty-four (24) months, except as has not had, nor would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no failures, crashes, security breaches or other adverse events affecting the computer software, hardware, firmware, networks, interfaces and related systems owned, leased or used by the Company or any of its Subsidiaries (collectively, the “Computer Systems”).  Except as has not had, nor would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Computer Systems are sufficient for the Company or any of its Subsidiaries’ current needs in the operation of its respective business as presently conducted. The Company and its Subsidiaries each currently implement and maintain commercially reasonable data back-up and disaster recovery plans, procedures and facilities for material data stored in the Computer Systems, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2017, (i) the Company and its Subsidiaries each have taken commercially reasonable actions to protect the integrity and security of the current Computer Systems and the information stored therein from unauthorized use, access or modification by third parties, and (ii) there has been no such unauthorized use, access or modification, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries each have sufficient seat licenses for the material third-party software used in the operation of its business as presently conducted.

(h)                                 Except as has not had, nor would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Proprietary Software nor any third-party software licensed by the Company or any of its Subsidiaries contains any computer code or any other mechanisms which may (i) contain any “back door,” virus or Trojan horse, (ii) disrupt, disable, erase or harm in any way such software’s operation, or cause such software to damage or corrupt any data, hardware, storage media, programs, equipment or communications of a computer system or (iii) permit any Person to access such software or such computer system without authorization.  Except as has not had, nor would be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Proprietary Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that (x) adversely affects the use, functionality or performance of such software, or (y) fails to comply with any applicable warranty, specification or other contractual commitment relating to the use, functionality or performance of such Proprietary Software, and there are no pending or threatened claims alleging any such failure.

(i)                                     Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has distributed any Open Source Software in a manner that would subject any Company Proprietary Software to the requirements of the applicable open source license as they pertain to: (w) the distribution, disclosure or licensing in source code form or otherwise; or (x) licensing for purposes of disassembling, decompiling, reverse engineering or creating derivative works; (y) making redistributable at no or nominal fee; or (z) otherwise imposing any use or distribution limitation, restriction or condition.

Section 3.15.                         Licenses and Permits.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own or possess all right, title and interest in and to all licenses, permits, franchises, registrations, authorizations and approvals issued or granted by any Governmental Entity that are required by applicable Law in order for the Company and its Subsidiaries to conduct its business as it is being conducted as of the date hereof (the “Company Licenses and

Permits”).  The Company Licenses and Permits are valid and in full force and effect and neither the Company nor its Subsidiaries are in violation of any of the Company Licenses and Permits, except for such violations that have not, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16.                         Compliance with Law.

(a)                                 The Company and each of its Subsidiaries is, and since December 31, 2017 each has been, in compliance with all Laws and Orders that are applicable to the Company and its Subsidiaries, as applicable, or to the conduct of the business or operations of the Company and its Subsidiaries, as applicable, except for any noncompliance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is in compliance in all material respects with the applicable listing and corporate governance and other rules and regulations of the New York Stock Exchange.

(b)                                 The Company, its Subsidiaries, and its and their respective directors, officers, employees and, to the Knowledge of the Company, any other Persons acting on its or their behalf, are and have been for the last five (5) years in compliance with all applicable anti-corruption or anti-bribery Laws (including the U.S. Foreign Corrupt Practices Act of 1977), and all rules and regulations promulgated under any such Laws (collectively, the “Anti-Corruption Laws”).  Neither the Company, its Subsidiaries, nor, any of its or their directors, officers, employees, or to the Knowledge of the Company any other Person acting on its or their behalf, has, within the last five (5) years:  (i) been charged with or convicted of violating any Anti-Corruption Laws; (ii) been subjected to any investigation by a Governmental Entity for the potential violation of any Anti-Corruption Laws; or (iii) directly or indirectly offered, paid, promised, or authorized, or caused to be offered, paid, promised, or authorized, any money, offer, gift, or other thing of value, regardless of form, to any Government Official, or to any Person while knowing or having reason to know that such Person would offer, pay, promise, or authorize, or cause to be offered, paid, promised, or authorized, any money, offer, gift, or other thing of value to any Government Official, in furtherance of, or with the intent or purpose of, (A) corruptly influencing any act or decision of such official in his or her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of a lawful duty, (C) securing any improper advantage, or (D) corruptly inducing such Government Official to use his or her influence with a Governmental Entity, or instrumentality thereof, to affect or influence any act or decision of such Governmental Entity or instrumentality thereof.  Solely for the purposes of this Section 3.16, “Government Official” means:  (i) any officer, director, or employee (elected, appointed, or career) of any Governmental Entity, or any Person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party, party official, or candidate for political office; or (iii) any immediate family member of any Person who falls under sections (i) or (ii) of this sentence.  Solely for the purposes of this Section 3.16, “Governmental Entity” means: any U.S. (national, federal, state, local, or municipal), non-U.S., international, or multinational, governmental body or authority, including: (i) any political subdivision, department, commission, board, branch, agency, bureau, court, tribunal, or other regulatory, administrative, or judicial authority thereof; (ii) any government-owned or -controlled (in whole or in part) corporation, legal entity, or commercial enterprise; and (iii) any public international organization (e.g., United Nations, World Bank, International Monetary Fund).

Section 3.17.                         Litigation.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are: (a) no claims, actions, suits, proceedings, or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, brought by or against any of the Company or any of its Subsidiaries or any of their officers or directors involving or relating to the Company or any of its Subsidiaries; and (b)  no material judgments, decrees, injunctions, rules or Orders of any Governmental Entity outstanding, or to the Knowledge of the Company, threatened, against either the Company or any of its Subsidiaries.  As of the date hereof, there are no proposed settlements with respect to any pending material claims, actions, suits or proceedings.

Section 3.18.                         Contracts.

(a)                                 Except for this Agreement, each Company Benefit Plan and the contracts filed as exhibits to the Company SEC Reports, Schedule 3.18(a) sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means the following contracts that are currently in effect and to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries  is bound (other than Company Leases):

(i)                                     any material partnership, joint venture, limited liability company or other similar Contract (including any Contract providing for joint research, development or marketing, and excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with  any third Person);

(ii)                                  any Contract that is material to the Company and its Subsidiaries, taken as a whole (A) that restricts the Company, its Subsidiaries or any of their Affiliates from engaging in any line of business or obligates the Company or any of its Subsidiaries not to compete with another Person in any line of business or geographic territory, (B) that contains exclusivity obligations or exclusivity restrictions binding on the Company or any of its Subsidiaries or that by its express terms would be binding on Parent or its Affiliates (including the Surviving Corporation) after the Effective Time, in the case of this clause (B), other than customary restrictions included in the Company’s contracts with customers or vendors in the ordinary course of business or (C) that involves minimum requirements or contains any “most favored nation” provision or grants to any Person a right of first refusal or first offer or an option to purchase, acquire, sell or dispose of any property or assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business);

(iii)                               any settlement, consent order or similar Contract relating to the resolution of any Action pursuant to which the Company or any of its Subsidiaries have material obligations outstanding;

(iv)                              any contract that is material to the Company and its Subsidiaries, taken as a whole, with any Governmental Entity;

(v)                                 any Contract currently in effect and would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than those arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole, which, to date, has not yet been so reported and that is not required to be disclosed in the Disclosure Schedules under this Section 3.18(a);

(vi)                              any Contract that relates to Indebtedness having an outstanding principal amount in excess of $10,000,000 individually or $50,000,000 in the aggregate, other than (a) any Indebtedness between the Company and its Subsidiaries or (b) accounts receivables and payables in the ordinary course of business;

(vii)                           since January 1, 2017, any Contract that involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license, asset purchase or otherwise), of (a) any business, business line, division of the Company or another Person after the date hereof other than in the ordinary course of business or (b) capital stock or other equity interests of another Person, in each case, for aggregate consideration under such Contract (or series of related Contracts) in excess of $25,000,000;

(viii)                        any revenue-generating Contract with any of the twenty (20) largest customers of the Company and its Subsidiaries, determined on the basis of annual recurring revenues attributable to such customers that have been received by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2018 (each, a “Significant Customer”);

(ix)                              any expenditure Contract with any of the twenty (20) largest vendors to the Company and its Subsidiaries, determined on the basis of expenditures by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2018 (each, a “Significant Vendor”);

(x)                                 any Contract (A) relating to any debit or credit card used by any Person who has a Health Savings Account or other tax-advantaged account or employee benefit administered by the Company or any of its Subsidiaries, (B) with any bank or investment partner relating to any Health Savings Account or other tax advantaged account or employee benefit administered by the Company or any of its Subsidiaries or (C) that governs the custody of cash assets in a Health Savings Account or other tax-advantaged account or employee benefit administered by the Company or any of its Subsidiaries;

(xi)                              any Contract between the Company or any of its Subsidiaries, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company, on the other hand, other than Company Benefit Plans; or

(xii)                           Contracts pursuant to which another Person grants the Company or a Subsidiary a license, covenant not to assert or other similar immunity or authorization with respect to any other Person’s Intellectual Property Rights or Intellectual Property that are material to the business of the Company or any of its Subsidiaries, with the exception of (A) any non-exclusive licenses to commercially available software and cloud services and granted on standard terms with an annual or aggregate fee not in excess of $2,000,000, (B) licenses for Open Source Software, (C) confidentiality agreements and (D) backup licenses from employees and contractors granted in the ordinary course of business in connection with providing services to the Company or a Subsidiary; and

(xiii)                        Contracts pursuant to which the Company or a Subsidiary grants another Person a license, covenant not to assert or other similar immunity or authorization with respect to Company Owned Intellectual Property Rights or Company Owned Intellectual Property where the rights granted are material to the business of the Company or any of its Subsidiaries, with the exception of (A) non-exclusive licenses granted to customers and potential customers (but solely, in such case, for evaluation purposes) in the ordinary course of business, (B) confidentiality agreements, and (C) non-exclusive licenses granted to consultants, contractors or vendors in the ordinary course of business for the sole purpose of the counterparty’s provision of products or services to the Company or its Subsidiaries.

(b)                                 As of the date hereof, each Material Contract is valid and binding on the Company and its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for such failures to be in full force and effect that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, subject to the Enforceability Limitations.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no other party to any Material Contract is in breach or default under the terms of such Material Contract.

Section 3.19.                         Employee Benefit Plans; Employees.

(a)                                 Schedule 3.19(a) sets forth a true, accurate and complete list of each material Company Benefit Plan.  With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent favorable determination letter from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code; (v) the most recent nondiscrimination testing results; and (vi) a summary of material modification and other material written communications by the Company or any its Subsidiaries to any service provider concerning the extent of benefits provided under a Company Benefit Plan.  No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

(b)                                 Neither the Company nor any of its Subsidiaries has now or at any time within the last six years contributed to (or had an obligation to contribute to), sponsored or otherwise participated in, or in any way had any liability in respect of, a Multiemployer Plan, a “multiple employer plan” (as defined in Section 4063 of ERISA) or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has any obligation or liability with respect to post-termination health or other welfare benefits other than health continuation coverage pursuant to COBRA.  Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, maintained and administered in compliance in all respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan.  No liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of their respective service providers has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.  Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company or any of its Subsidiaries to any assessable payment under Section 4980H of the Code with respect to any period prior to the Effective Time. Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to any Company Benefit Plan, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Company Benefit Plan with respect to the operation of such arrangements (other than routine benefits claims).  No Company Benefit Plan is under audit or investigation by any Governmental Entity or regulatory authority that is reasonably expected to result in any material liability to the Company or any of its Subsidiaries.

(c)                                  The Company is not in default in any material respect in performing any of its material contractual obligations under any Company Benefit Plan or any related trust agreement or insurance contract. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all contributions and other payments required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan have been made, or reserves adequate for such contributions or other payments have been set aside therefor.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, the Company has paid all liabilities for insurance premiums for benefits provided under the insured Company Benefit

Plans and has paid all amounts due.  There are no material outstanding liabilities under any Company Benefit Plan other than liabilities for benefits to be paid in the ordinary course of business to participants in such Company Benefit Plan and their beneficiaries or otherwise paid in accordance with the terms of such Company Benefit Plan.

(d)                                 Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

(e)                                  Except as set forth on Schedule 3.19(e) or as required pursuant to the terms of this Agreement or applicable Law, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, or consultant of the Company or any of its Subsidiaries, (ii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Company Benefit Plan.

(f)                                   No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(g)                                  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)                                 In each case except as would not be reasonably expected to result, individually or in the aggregate, in any material liability to the Company or any of its Subsidiaries: (i) the Company and each of its Subsidiaries are in compliance with all applicable Laws, agreements, and policies regarding employment and the termination thereof, labor and wage and hour matters, including but not limited to obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar state or local “mass layoff” or “plant closing” Law) (the “WARN Act”) and the classification of employees as exempt or non-exempt from overtime pay requirements or as non-employee contractors or consultants; (ii) with respect to each employee of the Company or any of its Subsidiaries, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) neither the Company nor its Subsidiaries are a party to any collective bargaining agreement or other contract with any labor organization or other representative of any of its employees, nor is any such contract or agreement presently being negotiated; (iv) there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, unfair labor practices charges, or other labor disputes, pending or, to the Knowledge of the Company, threatened against or involving any of the employees of the Company or any of its Subsidiaries;  (v) there is no pending or, to the Knowledge of the Company, threatened Action for wrongful discharge, Action for employment discrimination, Action for sexual harassment or other Action involving an employment dispute of any nature against the Company or any of its Subsidiaries which would be expected to result in liability to the Company in excess of $500,000; and (vi) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(i)                                     The Company and its Subsidiaries are not delinquent in payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees.

(j)                                    The Company has made available to Parent all written employment contracts or agreements for a specified duration, agreements providing for severance or other benefits in the event of termination between the Company or any of its Subsidiaries and any of its current or former management employees.  The Company has made available to Parent true, accurate and complete copies of the Company’s severance plans and policies applicable to its employees.  Except as set forth in such severance plans and policies, upon termination of the employment of any of the Company’s employees after the date hereof or after the Effective Time, neither the Company nor the Surviving Corporation will be liable to any of the terminated employees for severance pay or other severance benefits.

(k)                                 To the Knowledge of the Company, during the three-year period ending on the date hereof, (i) no allegations of sexual harassment or sexual misconduct have been made against any director or officer of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director or officer of the Company or any of its Subsidiaries.

Section 3.20.                         Insurance.  All surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their material assets, properties and operations are in full force and effect, except where such failure to be in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries are in default under any provisions of any such policy of insurance, nor has the Company or any of its Subsidiaries received written notice as of the date hereof of cancellation of or canceled any such insurance, except for such defaults that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.21.                         Affiliate Transactions.  Except as set forth in the Company SEC Reports filed prior to the date hereof or as set forth on Schedule 3.21, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than indemnification, employment and similar employee arrangements in the ordinary course of business.

Section 3.22.                         Environmental Matters.  Except as has not had, nor would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) since December 31, 2015, each of the Company and its Subsidiaries are and have been in compliance with all applicable Laws, regulations or other legal requirements relating to pollution, the protection of the environment, or protection of human health and safety (as relates to exposure to Hazardous Materials) (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor its Subsidiaries have received any written notice of or entered into any legally binding agreement, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements on the part of the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and (d) there are and have been no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries in a manner and concentration that would reasonably be expected to result in any claim against the Company or any of its Subsidiaries under any Environmental Law.

Section 3.23.                         Health or Other Benefit Laws.

(a)                                 Except as set forth on Schedule 3.23(a), the Company and its Subsidiaries are and have been since December 31, 2018 in compliance with all applicable Health or Other Benefit Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 3.23(a), the Company has received no written notice from any Governmental Entity alleging any failure by the Company or any of its Subsidiaries to comply with any Health or Other Benefit Law and there are no material settlement agreements or similar written agreements with any Governmental Entity concerning any violation of or failure to comply with any Health or Other Benefit Law. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any action or challenge to, or revocation of, any licensure, registration, authorization or certification in respect of the business of the Company and its Subsidiaries pursuant to any Health or Other Benefit Law.

(b)                                 Except as set forth on Schedule 3.23(b), as of the date hereof, there is no Action pending nor, to the Knowledge of the Company, is there any threatened Action reasonably likely to give rise to any material liability asserting that the Company or any of its Subsidiaries has violated any Health or Other Benefit Law. Except as set forth on Schedule 3.23(b), as of the date hereof, there are no material settlement agreements or similar written agreements and, to the Knowledge of the Company, no material Orders outstanding against the Company or any of its Subsidiaries concerning any violation by any past or present customer or end user (whether an entity or an individual) of any Health or Other Benefit Law.

(c)                                  Except as set forth on Schedule 3.23(c), as of the date hereof, neither the Company nor its Subsidiaries have (i) received any written request for an audit, examination, review or other non-routine compliance inquiry from any Governmental Entity (either directly from the Governmental Entity or, to the Knowledge of the Company, since January 1, 2017 from any prior or current customer to which such Governmental Entity’s written request or inquiry was directed) or (ii) provided since January 1, 2017, a written response to any prior or current customer of the Company or any of its Subsidiaries regarding such a written request or non-routine compliance inquiry from any Governmental Entity with respect to any Health or Other Benefit Law that is, or is reasonably likely to be, material with respect to the Company and its Subsidiaries, taken as a whole.

(d)                                 The Company has made available all current written compliance plans, policies, procedures, manuals, reports and required assessments that are material to compliance with any Health or Other Benefit Law prepared by or for the Company or any of its Subsidiaries (and any updates thereto). Except as set forth on Schedule 3.23(d), the Company and its Subsidiaries have (i) remained at all times in compliance with the written compliance plans, policies, procedures, manuals, reports and required assessments described in the foregoing sentence, except where the failure to remain in compliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole and (ii) provided its workforce with adequate periodic training as required by the written compliance plans, policies, procedures, manuals, or reports described in the foregoing sentence, except where the failure to provide such training would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)                                  Except as set forth on Schedule 3.23(e), since January 1, 2017, neither the Company nor its Subsidiaries has entered into any material written agreements or commitments with Governmental Entities relating to compliance with Health or Other Benefit Law by the Company or any of its Subsidiaries.

Section 3.24.                         No Brokers.  Except for the Advisor, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 3.25.                         State Takeover Statutes.  Assuming that the representations of Parent and Merger Sub set forth in Section 4.8 are true, accurate and correct, the Board of Directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

Section 3.26.                         Opinion of Financial Advisor.  The Board of Directors of the Company has received the written opinion of Evercore Group L.L.C. (the “Advisor”) dated as of the date hereof, to the effect that, as of such date, and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such Company Common Stock.  A written copy of such opinion will be made available to Parent promptly following execution of this Agreement (it being understood and agreed that such written opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Parent or Merger Sub).

Section 3.27.                         Vote Required.  The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting, or any adjournment or postponement thereof, in each case at which a quorum is present in accordance with the by-laws of the Company, in favor of the adoption of this Agreement (the “Required Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s share capital necessary to approve and adopt this Agreement and the transactions contemplated hereby and thereby, including the Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise set forth in the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1.                                Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction has not had, nor would be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Copies of the Parent Organizational Documents and the organizational documents of Merger Sub, in each case, with all amendments thereto to the date hereof, have been made available to the Company or its representatives and such copies are true, accurate and complete as of the date hereof.  Parent is not in violation of the Parent Organizational Documents.

Section 4.2.                                No Conflict or Violation.  The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Merger Sub, (ii) subject to the receipt of any consents set forth in Section 4.3, violate any provision of Law, or any Order, judgment or decree of any Governmental Entity applicable to Parent or Merger Sub, (iii) subject to the receipt of any consents set forth in Section 4.3, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets or properties of either of Parent, Merger Sub or any of Parent’s other Subsidiaries or (iv) violate, conflict with, or result in a breach of or constitute (with due notice or lapse of time or both) a default under or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any material contract, agreement or instrument to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to the foregoing clauses (ii) through (iv), for any such violations, Liens, breaches, defaults, conflicts, cancellations, modifications, amendments, revocations or suspensions that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3.                                Consents and Approvals.  No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or Merger Sub of their obligations hereunder, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business; (ii) the filing of a Notification and Report Form under the HSR Act and other filings under applicable antitrust, competition or similar Laws of other jurisdictions; (iii) such filings and approvals as may be required by any federal and state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (iv) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Parent Material Adverse Effect.

Section 4.4.                                Authorization and Validity of Agreement.  Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.5.                                Capitalization of Merger Sub.  As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.  Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent or a Wholly Owned Subsidiary of Parent may acquire any equity security of Merger Sub.  Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.6.                                No Brokers.  Except as set forth on Schedule 4.6, Parent will not be liable for any brokerage, finder’s or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7.                                Litigation.  There are no material claims, actions, suits, proceedings, or, to the knowledge of Parent, investigations pending or, to the knowledge of Parent, threatened in writing, before any Governmental Entity, brought by or against Parent or Merger Sub or any of their officers or directors (in their capacities as such) involving or relating to Parent or Merger Sub that would prevent or materially delay the consummation of the Merger.  There is no material judgment, decree, injunction, rule or Order of any Governmental Entity outstanding, or to the knowledge of Parent, threatened in writing, against either the Parent or Merger Sub that would prevent or materially delay the consummation of the Merger.

Section 4.8.                                Ownership of Company Capital Stock.  Except as set forth on Schedule 4.8, none of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company capital stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two years prior to the date hereof.

Section 4.9.                                No Parent Vote or Approval Required.  No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

Section 4.10.                         Financing.

(a)                                 Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, accurate and complete copy of a duly executed commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, and annexes thereto, as amended, replaced, supplemented, modified or waived in accordance with the terms hereof, the “Commitment Letter”), among Parent and the financial institutions party thereto (the “Lenders”), pursuant to which the Lenders have committed, subject only to the terms and conditions thereof, to provide the debt financing described therein (the “Financing”).  Parent has also delivered to the Company a true, accurate and complete copy of each fee letter (which may be redacted as to fee amounts, pricing caps and other economic terms so long as no such redaction covers terms that would adversely affect the amount, timing, conditionality, availability or termination of the Financing) in connection with the Commitment Letter (collectively, the “Fee Letter”) and there are no other agreements related to the Commitment Letter or the Fee Letter that would impact the amount, timing, conditionality, availability or termination of the Financing.

(b)                                 No Amendments. As of the date of this Agreement, (i) the Commitment Letter and the Fee Letter and the terms of the Financing have not been amended or modified, (ii) no such amendment or modification is contemplated (other than, for the avoidance of doubt, amendments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement in accordance with the terms in effect on the date hereof) and (iii) the commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect (and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated).  Other than customary engagement letters and related fee rebate letters in respect of any permanent financing that may be obtained in lieu of all or part of the debt financing described in the Commitment Letter (none of which adversely affect the amount, timing, conditionality, availability or termination of the Financing), there are no other Contracts, agreements, side letters or arrangements to which Parent or any of its controlled Affiliates is a party relating to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter and the Fee Letter.

(c)                                  Sufficiency of Financing.  Assuming the Financing is funded in accordance with the Commitment Letter (after netting out any original issue discount and other similar fees contemplated by the Fee Letter (including after giving effect to the maximum amount of any flex provisions contained therein)), Parent will have on the Closing Date, together with all unrestricted cash of the Company set forth on the consolidated balance sheet of the Company included in the most recent Company Financial Statements as of the date hereof, funds sufficient to (i) pay the aggregate Merger Consideration and other payments under Article II, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Merger and the Financing, (iii) prepay or repay any outstanding indebtedness of the Company or any of its Subsidiaries required by this Agreement to be prepaid or repaid at Closing and (iv) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder (clauses (i) through (iv) above, the “Required Amount”).

(d)                                 Validity. The Commitment Letter and the Fee Letter (in the forms delivered by Parent to the Company) are, as of the date hereof, (i) in full force and effect, and constitute the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto, and (ii) enforceable against Parent and, to the Knowledge of Parent, the other parties thereto, in accordance with their respective terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity. Other than as expressly set forth in the Commitment Letter or the Fee Letter, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Fee Letter) related to the funding of the Financing pursuant to any agreement relating to the Financing to which any of Parent or any of its controlled Affiliates is a party. As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, the other parties to the Commitment Letter or the Fee Letter is in violation or breach of any of the terms or conditions set forth therein and no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure to satisfy a condition precedent set forth in the Commitment Letter or Fee Letter, assuming the accuracy of the representations and warranties in Article III (solely to the extent that a breach of such representation or warranty would adversely affect the satisfaction by Parent of the conditions set forth in the Commitment Letter or Fee Letter), or (B) result in any portion of the Financing being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied or waived in accordance with the terms thereof. As of the date of this Agreement, assuming the accuracy of the representations and warranties in Article III and assuming the Company complies with and performs in all material respects all of its agreements and covenants under this Agreement, Parent has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition to the funding of the Financing necessary to be satisfied by it contained in the Commitment Letter or Fee Letter, or (ii) the amount of the

Financing will not be available on the Closing Date in order to fund a portion of the transactions contemplated hereby. As of the date hereof, (i) no party to the Commitment Letter or the Fee Letter has notified Parent of its intention to terminate any of the commitments set forth in the Commitment Letter or not to provide the Financing and (ii) no termination of any commitment set forth in the Commitment Letter is contemplated by Parent. As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Commitment Letter or the Fee Letter.

Section 4.11.                         Solvency.  Neither Parent nor Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  Parent is Solvent as of the date of this Agreement, and each of Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger or any other transaction contemplated by this Agreement, including the funding of the Financing, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately after the Closing.  As used in this Section 4.11, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) will exceed their debts, (b) Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Surviving Corporation and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business.  For purposes of this Section 4.11, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.12.                         Exclusivity of Representations.

(a)                                 No Other Representations and Warranties.  Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i)                                     neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)                                  no Person has been authorized by the Company or any of its Subsidiaries or any of their Affiliates or Representatives to make any representation or warranty relating to the Company or any of its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii)                               the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)                                 No Reliance.  Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)                                     any representation or warranty, express or implied;

(ii)                                  any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; and

(iii)                               the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V.

COVENANTS OF THE COMPANY

Section 5.1.                                Conduct of Business Before the Closing Date.

(a)                                 Except (i) as expressly permitted by the terms of this Agreement; (ii) as set forth in Section 5.1(a) of the Company Disclosure Schedule; or (iii) as required by Law, the Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (x) the businesses of the Company and its Subsidiaries shall, subject to the restrictions and exceptions expressly set forth in this Section 5.1(a), be conducted in the ordinary course of business consistent with past practice; and (y) the Company shall use reasonable best efforts to maintain all material Leased Real Property in good operating condition and repair, to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with their material customers and suppliers and others having material business relations with the Company such that its business will not be materially impaired.  Without limiting the generality of the foregoing, neither the Company nor its Subsidiaries shall (except (i) as expressly permitted by the terms of this Agreement; (ii) as set forth in Section 5.1(a) of the Company Disclosure Schedule; or (iii) as required by Law), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do or permit any of its Subsidiaries to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     amend or propose to amend any of its organizational documents;

(ii)                                  issue any additional shares of capital stock or other equity securities or grant any option, warrant or right to acquire any capital stock, or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, other than (a) the issuance or sales of shares of Company Common Stock pursuant to the Company ESPP (subject to Section 1.8(c)), or upon the exercise of Company Options or upon the settlement of Company RSU Awards that have vested or will become vested pursuant to their terms, in each case, outstanding on the Capitalization Date, or (b) as contemplated by Section 5.1(a) of the Company Disclosure Schedule;

(iii)                               make any sale, assignment, transfer, abandonment, lease, sublease or other conveyance of any material asset or the Leased Real Property or grant or take any other action that will result in the imposition of any Lien granted on any material asset or Leased Real Property (other than (A) sales, transfers, and dispositions of obsolete or worthless equipment, (B) Liens granted to secure obligations under the Credit Agreement, (C) sales, transfers or non-exclusive licenses of Company Products in the ordinary course of business consistent with past practice, (D) sales, leases, transfers or other dispositions that do not exceed $1,000,000 individually or $5,000,000 in the aggregate, (E) Permitted Liens and (F) transactions among the Company and its Subsidiaries or among Subsidiaries of the Company);

(iv)                              redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, or other ownership interests of the Company or declare, set aside or pay any dividend or other distribution in respect of such shares or interests other than (A) for the purchase, redemption or other acquisition of shares of Company Common Stock or other ownership interests of the Company from current or former employees or directors of the Company pursuant to (1) the terms of any Company Options or Company RSU Awards in accordance with their terms, or (2) any employment agreement or Company Benefit Plan set forth on Schedule 3.19(a), but solely in connection with the cessation of employment or provision of services, or (B) transactions among the Company and its Subsidiaries or among Subsidiaries of the Company.

(v)                                 except as required by existing agreements as in effect on the date hereof that are listed (if required) in the Company Disclosure Schedule, any Company Benefit Plan set forth on Schedule 3.19(a), or as otherwise required by applicable Law, (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other benefits payable or to become payable by any of the Company or any of its Subsidiaries to any current or former employee or other service provider of any of the Company or any of its Subsidiaries, (B) increase or accelerate the vesting or payment of the compensation or benefits payable or available to any current or former employee or other service provider, (C) adopt, establish, amend or terminate any Company Benefit Plan, or any agreement, plan, policy or arrangement that would constitute a Company Benefit Plan if it were in existence on the date hereof, in each case, other than (i) the renewal of group health or welfare plans made in the ordinary course of business consistent with past practice and applicable Law that do not materially increase the costs to the Company or any of its Subsidiaries under such plans and (ii) subject to clause (E) below, at-will offer letters with new-hire employees that do not provide for any advance notice of termination or severance or change in control benefits, (D) terminate, promote or change the title of any employee or consultant with annual cash compensation of greater than $150,000 (retroactively or otherwise), other than terminations for cause, (E) hire or make an offer to hire any new employee, officer, director, or consultant with annual cash compensation of greater than $150,000,or (F) amend or modify the Company Paid Time Off Policy (as defined below);

(vi)                              enter (or commit to enter) into, amend, terminate or extend any collective bargaining agreement or agreement with a works council or other union (or enter into negotiations to do any of the foregoing), except to the extent required by Law;

(vii)                           make any capital expenditures or commitments therefore in excess of (x) such capital expenditures or commitments therefore that are reflected in the Company’s current budget provided to Parent prior to the date hereof or (y) $500,000 individually or $3,000,000 in the aggregate;

(viii)                        make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by Law or reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business;

(ix)                              except as required by Law, (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (F) surrender any right to claim a refund of material Taxes;

(x)                                 settle, release or forgive any claim requiring payments to be made by the Company or any of its Subsidiaries in excess of $750,000 individually, or $5,000,000 in the aggregate, other than intercompany claims, or waive any right with respect to any material claim held by the Company or any of its Subsidiaries other than in the ordinary course of business, or settle or resolve any claim against the Company or any of its Subsidiaries on terms that require the Company or any of its Subsidiaries to materially alter its existing business practices;

(xi)                              incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness, or otherwise issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except, in each case, for (A) any Indebtedness among the Company and wholly-owned Subsidiaries of the Company or among wholly-owned Subsidiaries of the Company, (B) guarantees by the Company of indebtedness of wholly-owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness of the Company or any wholly-owned Subsidiary of the Company, which Indebtedness is incurred in compliance with this Agreement, (C) Indebtedness not to exceed $25,000,000 in aggregate principal amount incurred in the ordinary course of business, so long as such Indebtedness can be prepaid at any time (subject to reasonable prior notice requirements) without premium or penalty, (D) guarantees or letters of credit issued and maintained for the benefit of commercial counterparties in the ordinary course of business consistent with past practice, (E) trade payables incurred in the ordinary course of business consistent with past practice, or (F) obligations incurred pursuant to business credit cards in the ordinary course of business consistent with past practice;

(xii)                           adopt or enter into a plan of complete or partial liquidation, dissolution or restructuring or effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any of its Subsidiaries;

(xiii)                        other than in the ordinary course of business, enter into, terminate, amend, modify in any material respect, or waive any material rights under any Material Contract; provided, that if another subsection of this Section 5.1(a) governs conduct or actions of the same type or nature as this Section 5.1(a)(xiii), and such other subsection expressly permits such conduct or actions to be taken by the Company in conflict with this Section 5.1(a)(xiii), then the Company or its Subsidiaries shall be permitted to take such conduct or action in accordance with the terms of such other subsection; provided, further, that any entry into, termination, amendment or modification in any material respect of, or waiver of any material rights under, any Material Contract with any Significant Customer or Significant Vendor or any Person that, had such Material Contract been entered into prior to the date hereof, would constitute a Significant Customer or Significant Vendor based on the expected amounts payable thereunder shall require the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed);

(xiv)                       merge or consolidate with any other Person, or acquire or invest in capital stock or any business, business line, division of the Company or  any other Person, other than any such action solely between the Company and its Subsidiaries or between Subsidiaries of the Company;

(xv)                          enter into any contract that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any material line of business in any respect material to the business of the Company and its Subsidiaries, taken as a whole, or enter into any contract that materially restricts the ability of the Company or any of its Subsidiaries to enter into a material new line of business;

(xvi)                       sell, assign, transfer, pledge, grant, modify, license, sublicense, encumber, cancel, abandon, allow to lapse, dedicate to the public domain or otherwise dispose of any (i) Company Registered Intellectual Property Rights, or (ii) any other Company Owned Intellectual Property Rights that are material to the Company’s or a Subsidiary’s business; or

(xvii)                    commit to do any of the foregoing.

(b)                                 Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing Date.  Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2.                                Notice of Certain Matters.  From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice to Parent upon becoming aware of (a) any breach by the Company of any of its representations, warranties or covenants contained herein if and only to the extent that such breach would reasonably be expected to cause any of the conditions of Parent and Merger Sub to consummate the Merger set forth in Section 8.2(a) or Section 8.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the parties under this Agreement (it being understood that the terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 5.2), (b) any written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) without limitation of the terms set forth in Article VII, any material written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, or (d) any Action threatened or commenced against the Company or any of its Subsidiaries or any directors or officers thereof that is related, in whole or in part, to the transactions contemplated by this Agreement.

Section 5.3.                                Resignations.  The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the non-revocable resignation effective as of the Effective Time for each of the members of the board of directors (or equivalent governing body) of the Company or any Subsidiary thereof designated by Parent to the Company.  At the request of Parent, the Company shall provide Parent with a true, accurate and accurate list of the members of the board of directors (or equivalent governing body) of the Subsidiaries of the Company.

Section 5.4.                                Treatment of Credit Agreement.  At least two (2) Business Days prior to the Closing Date, the Company will cause to be delivered to Parent a payoff letter and all other releases, instruments of discharge and similar documentation required to effect or evidence the release described in clause (ii) below (collectively, the “Payoff Letter”), in customary form, to be executed and delivered as of the Closing by the administrative agent under the Credit Agreement (the “Existing Agent”), which shall (i) indicate the total amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement (other than customary indemnity obligations that expressly survive by their terms) (such amount, the “Payoff Amount”), (ii) provide for the release, upon payment of the Payoff Amount at Closing (or replacement, cash collateralization or backstop of existing letters of credit or swap agreements), of all Liens of the Existing Agent securing obligations under the Credit Agreement over the properties and assets of the Company and each of its Subsidiaries (other than any cash that is used to cash collateralize existing letters of credit or swap agreements, if applicable) that constitute collateral under the Credit Agreement and any equity interests of the Company or any of its Subsidiaries that constitute collateral under the Credit Agreement and (iii) evidence the termination or other satisfaction, upon payment of the Payoff Amount at Closing (or replacement, cash collateralization or backstop of existing letters of credit or swap agreements), of all obligations under the Credit Agreement (other than customary indemnity obligations that expressly survive by their terms). Concurrently with the Effective Time, Parent will repay and discharge, provide funds to the Company to repay and discharge, or direct the Company to use existing cash balances to repay and discharge the Payoff Amount in accordance with the Payoff Letter.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB

Section 6.1.                                Conduct of the Business Before the Closing Date.  Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date or at any other time.

Section 6.2.                                Indemnification Continuation.

(a)                                 For purposes of this Section 6.2, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b)                                 From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) to the fullest extent permitted by applicable Law, provide indemnification to each Indemnified Person to the same extent and under the same conditions and procedures as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of any of the Company’s Subsidiaries) or as provided in employment or indemnification agreements with such Indemnified Person as in effect on the date hereof and set forth on Schedule 6.2(b), in connection with any Proceeding, whether civil, criminal, administrative or investigative, based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries, to the extent pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated hereby.  In the event of any such Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Proceeding; provided that, absent a conflict, all such Indemnified Persons will retain the same counsel; (C) the Surviving Corporation will advance all fees and expenses (including reasonable and documented fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Proceeding, subject to an obligation that such Indemnified Person undertakes to repay such advanced fees and expenses if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that such Indemnified Person is not entitled to be indemnified by the Company; and (D) no Indemnified Person will be liable for any settlement of such Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes a release of all Indemnified Persons from all liability arising out of such Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.  Notwithstanding anything herein to the contrary, references to “Indemnified Person” in each of the three preceding sentences in this Section 6.2(b) shall mean any person who is, as of the date hereof, an officer or director of the Company or any of its Subsidiaries, or has served as an independent director of the Company as defined under the New York Stock Exchange rules.

(c)                                  For six (6) years from the date hereof, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation  and its Subsidiaries to) cause the organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable as the exculpation, indemnification and advancement of expenses provisions set forth in the Company Organizational Documents or the corresponding organizational documents of any of the Company’s Subsidiaries as in effect immediately prior to the Effective Time, and the Surviving Corporation shall not (and Parent shall cause the Surviving Corporation and its Subsidiaries not to) amend repeal or otherwise modify such exculpation, indemnification and advancement of expenses provisions, or similar provisions in any indemnification contracts of the Company or any of its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, except as required by applicable Law.

(d)                                 Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six (6) years from the date hereof, if available, the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the date hereof with respect to Indemnified Persons (provided that the Surviving Corporation may substitute therefor policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not materially less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.2(d) more than an amount per year equal to 350% of current annual premiums (such 350% amount, the “Maximum Annual Premium”) paid by the Company for such insurance.  In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 350% of current annual premiums, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available (as reasonably determined by the Surviving Corporation) for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier.  In lieu of the foregoing, the Company may purchase, after consultation with the Parent, prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier in respect of acts or omissions occurring prior to the date hereof covering each such Indemnified Person.  If such “tail” policy has been established by the Company, Parent shall not terminate such policy and shall cause all of the Company’s obligations thereunder to be honored by Parent and the Surviving Corporation.

(e)                                  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.2.

(f)                                   The provisions of this Section 6.2 shall survive the consummation of the Merger and (i) may not be terminated, amended or otherwise modified in any manner that materially adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person, (ii) are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their heirs and representatives as if such person were a party to this Agreement and (iii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have under the organizational documents of the Company and its Subsidiaries, under indemnification agreements entered into with the Company or any of its Subsidiaries, or under applicable Law (whether at law or in equity).

(g)                                  The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.2 shall be joint and several.

(h)                                 Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company and its Subsidiaries for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.2 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

Section 6.3.                                Notice of Breach.  From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give written notice to the Company upon becoming aware of (a) any breach by Parent or Merger Sub of any of its representations, warranties or covenants contained herein if and only to the extent that such breach would reasonably be expected to cause any of the conditions of the Company to consummate the Merger set forth in Section 8.3(a) or Section 8.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement (it being understood that the terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.3), (b) any written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) without limitation of the terms set forth in Article VII, any material written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, or (d) any Action threatened or commenced against Parent or Merger Sub or any directors or officers thereof that is related, in whole or in part, to the transactions contemplated by this Agreement.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1.                                Preparation of Proxy Statement; Company Stockholders Meeting.

(a)                                 As promptly as practicable but in any event no later than the fifteenth (15th) Business Day following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement.  Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement, and Parent shall furnish all information concerning itself and Merger Sub and their respective officers, directors, Affiliates and agents that is required to be included in the Proxy Statement under the Exchange Act. The Proxy Statement shall include the Company Board Recommendation, except to the extent a Change in Recommendation has occurred in accordance with Section 7.4.  The Company shall cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable and thereafter mailed to the Company’s stockholders as promptly as reasonably practicable.

(b)                                 The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company, on the one hand, and Parent, on the other hand, shall, and each shall cause its controlled Affiliates to, provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby.  The Company shall (i) cause the Proxy Statement to comply as to form with the requirements of the Exchange Act applicable thereto and (ii) use its reasonable best efforts to resolve, with the assistance of, and after consultation with, Parent, as provided by this Section 7.1(b), as promptly as practicable, any comments of the SEC with respect to the Proxy Statement.  If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  Prior to the filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding in writing to any SEC comments on the Proxy Statement, each of the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, shall (i) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (ii) consider in good faith such comments reasonably proposed by the Company and its Affiliates, on the one hand, or Parent and its Affiliates, on the other hand, as applicable.

(c)                                  The Company shall, as soon as reasonably practicable, subject to the provisions of this Agreement, the DGCL, the Company Organizational Documents and the rules of the New York Stock Exchange, take all action necessary to establish a record date for, call, give notice of, and hold, the Company Stockholders Meeting for the purpose of obtaining the Required Company Vote and conducting any advisory vote required under Section 14A(b) of the Exchange Act. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholders Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company’s stockholders. In connection with such meeting, the Company will, subject to Section 7.4(b) and Section 7.4(c), and unless there has been a Change in Recommendation, use its reasonable best efforts to obtain the Required Company Vote, including soliciting from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger.

The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub.  The Company may not adjourn or postpone the Company Stockholders Meeting without the prior written consent of Parent, except (A) after consultation with Parent, for not more than two (2) periods not to exceed ten (10) Business Days each if on the date on which the Company Stockholders Meeting is then-scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Required Company Vote, (B) after consultation with Parent, to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (C) in order to obtain a quorum of stockholders, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (D) the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law or request from the SEC or its staff.

Section 7.2.                                Access to Information.  During the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Laws, upon reasonable advance notice, the Company shall and shall cause its Subsidiaries to afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, properties, books, contracts and records; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; provided further, however, that the Company shall not be obligated to provide such access if the Company determines, in its reasonable judgment, that (a) doing so would violate applicable Law or an obligation of confidentiality owing to a third party (provided, however, that the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain the required consent of such third party), or waive the protection of an attorney-client privilege, the work product doctrine or other similar privilege applicable to such documents or information (provided, however, that the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client privilege), or result in the disclosure of any trade secrets, or (b) such documents or information are directly related to any adverse Proceeding between the Company and its Affiliates on the one hand, and Parent and its Affiliates, on the other hand.  Nothing in this Section 7.2 will be construed to require the Company or any of its Subsidiaries or any of their Representatives to prepare any reports, analyses, appraisals, opinions or other information. Each party hereto will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated May 7, 2019 (the “Confidentiality Agreement”), between the Company and Parent.  Any access to any Leased Real Property shall be subject to the Company’s reasonable security measures and the applicable requirements of the Company Leases and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

Section 7.3.                                Efforts.

(a)

(i)                                     Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) using its reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, clearances, approvals, Orders, authorizations and expirations or terminations of waiting periods, from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, in each case that are necessary or advisable to consummate the Merger, (b) using its reasonable best efforts to obtain all necessary consents, approvals or waivers from, or delivering notifications to, counterparties of any Material Contract so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contract as of and following the consummation of the Merger, (c) subject to Section 7.5, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (e) causing the conditions to the Merger set forth in Article VIII to be satisfied.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract (or, with respect to a Company Lease, in response to a threat to exercise a “recapture” or other termination right, unless such payment or provision is conditioned upon the effectiveness of the Closing.

(iii)                               Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (a) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all required notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and shall promptly use reasonable best efforts to undertake any and all actions required to cause the expiration or termination of any applicable waiting periods under the HSR Act, (b) use their reasonable best efforts to cooperate with each other in (1) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (2) promptly making all such filings and promptly using reasonable best efforts in undertaking any and all actions required to obtain all such consents, permits, authorizations or approvals, (c) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (d) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things required to consummate and make effective the transactions contemplated hereby.

(iv)                              Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall use reasonable best efforts to take all such further action as may be reasonably necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law (other than with respect to any stockholder litigation or claim related to this Agreement, the Merger or the other transactions contemplated by this Agreement) with respect to the transactions contemplated hereby, and to use reasonable best efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date).  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent, the Company or any of their respective Subsidiaries to, and the Company and its Subsidiaries will not without Parent’s prior written consent, agree to any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties, and stock, that, individually or in the aggregate, would or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, financial condition or results of operations of (i) Parent, (ii) the Company and its Subsidiaries, taken as a whole, or (iii) Parent, together with the Company and its Subsidiaries, taken as a whole, and in each case, taking into account any adverse impacts on synergies reasonably expected to be realized from the Merger.

(b)                                 The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 7.3, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of all material notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or controlled Affiliates, from any third party and/or any Governmental Entity with respect to such transactions.  Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Parent and its operations.  Each of the Company, Parent and Merger Sub agrees not to participate in any material meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with any material matter relating to the transactions contemplated hereby unless the other party has the opportunity to participate in such meeting.

(c)                                  In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

(d)                                 Notwithstanding the foregoing provisions of this Section 7.3 or anything else herein to the contrary, Parent shall have the sole right (subject to compliance with its obligations under this Section 7.3) to determine, direct and have full control over the strategy and process by which the parties will seek required approvals under the HSR Act and any other antitrust Laws and to control the defense or prosecution of any claims, actions or proceedings relating thereto.

(e)                                  Nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.3.

Section 7.4.                                No Solicitation; Acquisition Proposals.

(a)                                 Except as otherwise expressly provided in this Section 7.4, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither the Company nor its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, discussion, offer, proposal or request from any Person (other than Parent) that could constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in or enter into, continue or otherwise participate in any discussions or negotiations in connection with an Acquisition Proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to an Acquisition Proposal, (iii) furnish non-public information relating to the Company and its Subsidiaries or afford access to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, contracts and records to any third party (and its Representatives) (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) in connection with an Acquisition Proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to an Acquisition Proposal, (iv) otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal; or (v) approve, endorse or recommend any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL.  The Company shall immediately cease, and cause its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all confidential information, documents and materials relating to an Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and immediately terminate any “data room” or similar access of such Persons and their Representatives.  For purposes of this Section 7.4, the term “Person” means any Person other than, with respect to the Company, Parent or any Subsidiaries of Parent and, with respect to Parent, the Company.  Any violation of the restrictions of this Section 7.4 by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 7.4 by the Company.

(b)                                 Notwithstanding the foregoing, the Company and the Board of Directors of the Company (or any committee thereof), directly or indirectly through Affiliates or Representatives, may prior to the Company Stockholders Meeting, (A) participate or engage in negotiations or discussions with any Person (and its Representatives and financing sources) in response to a bona fide written Acquisition Proposal submitted by such Person after the date hereof and not solicited as a result of any material violation of Section 7.4(a), (B) prior to the Company Stockholders Meeting, furnish to such Person information relating to the Company or any of its Subsidiaries and provide access to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, contracts and records in each case pursuant to an Acceptable Confidentiality Agreement and only in response to a bona fide written Acquisition Proposal submitted by such Person after the date hereof and not solicited as a result of any violation of Section 7.4(a), or (C) otherwise cooperate with, or facilitate, such Acquisition Proposal not solicited as a result of any material violation of Section 7.4(a); provided, that the Company and its Representatives may communicate in writing with a Person who has made an unsolicited bona fide written Acquisition Proposal (and its Representatives) solely to clarify (and not negotiate) the existing terms of, and ascertain additional facts regarding, such Acquisition Proposal for the purpose of the Company’s Board of Directors informing itself about such Acquisition Proposal and the Person making it; provided, further, that the Company or the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (A) through (C) if, and only if, prior to taking such particular action, (x) the Board of Directors of the Company (or any committee thereof) has determined in good faith after consultation with outside legal counsel and financial advisors that (1) with respect to clauses (A) through (C) above, such Acquisition Proposal constitutes, or would be reasonably expected to result in a Superior Proposal and (2) failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, and (y) prior to furnishing such information or affording such access, the Company has entered into an Acceptable Confidentiality Agreement with such Person and, to the extent nonpublic information that has not been made available to Parent is made available to such Person, furnish such nonpublic information to Parent substantially concurrently with the time it is furnished to such other Person.

(c)                                  Except as expressly set forth in this Section 7.4(c), neither the Company’s Board of Directors nor any committee thereof shall (A) withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) the Company Board Recommendation in a manner adverse to Parent, (B) approve, endorse or recommend an Acquisition Proposal, or (C) approve, recommend or allow the Company to enter into any term sheet, letter of intent, merger agreement, acquisition agreement, contract or understanding relating to or involving an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into following compliance with this Section 7.4) (any such term sheet, letter of intent, merger agreement, acquisition agreement, contract or understanding relating to or involving an Acquisition Proposal, an “Alternative Acquisition Agreement”).  Notwithstanding anything in Section 7.1 or this Section 7.4 to the contrary, at any time prior to the receipt of the Required Company Vote, the Board of Directors of the Company (or a committee thereof) may, subject to compliance with the terms set forth in this Section 7.4(c) and Section 7.4(d), (x) withdraw, modify or amend in a manner adverse to Parent its approval of this Agreement and the Merger or the Company Board Recommendation (“Change in Recommendation”) (i) in response to a Company Intervening Event, or (ii) following receipt of a bona fide written Acquisition Proposal that was not solicited in material violation of Section 7.4(a) that the Board of Directors of the Company (or a committee thereof) determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case of clauses (i) and (ii), if, and only if, the Board of Directors of the Company (or a committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law; provided, however, that for the avoidance of doubt, neither (1) the determination by the Board of Directors of the Company (or a committee thereof) that an Acquisition Proposal constitutes or would be reasonably expected to result in a Superior Proposal; or (2) the delivery by the Company to Parent of any notice contemplated by Section 7.4(d) shall constitute a Change in Recommendation.

(d)                                 Prior to the Company taking any action permitted (i) under Section 7.4(c)(x)(i), (A) the Company shall have provided Parent with three (3) Business Days’ prior written notice advising Parent it intends to effect a Change in Recommendation and specifying, in reasonable detail, the reasons therefor, (B) during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend the terms of this Agreement in a manner that obviates the need to effect a Change in Recommendation, and (C) Parent shall not have made, before the end of such three (3)

Business Day period, a written, definitive proposal such that the Board of Directors of the Company (or a committee thereof) no longer determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make a Change in Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, or (ii) under Section 7.4(c)(x)(ii), (A) the Company shall provide Parent with three (3) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal, or any other material amendment to any applicable Acquisition Proposal, shall require a new notice and an additional two (2) Business Day period) advising Parent that the Board of Directors of the Company (or a committee thereof) intends to take such action, and if applicable, specifying the material terms and conditions of the Superior Proposal, (B) the Company shall have engaged in good faith negotiations with Parent (to the extent that Parent desires to so negotiate) to amend the terms of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (C) Parent shall not have made, before the end of such three (3) Business Day period (or subsequent two (2) Business Day period), a written, definitive proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, causes such Superior Proposal to no longer be a Superior Proposal.  Such good faith negotiations shall in each case include permitting Parent and its Representatives to meet or negotiate with the Board of Directors of the Company and the Company’s legal and financial advisors.

(e)                                  Without limiting any other terms hereof, the Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Acquisition Proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to an Acquisition Proposal, and (iii) the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or with whom such discussions or negotiations are taking place.  In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Acquisition Proposal which is received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Acquisition Proposal or with whom discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal.  The Company shall not, and shall cause each of its Subsidiaries not to, modify, waive, amend or release any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, the Company may waive any such standstill provisions solely to permit a third party (that has not been solicited in material violation of Section 7.4(a)) to make an Acquisition Proposal if the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the fiduciary duties of the directors of the applicable board under applicable Law.  The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Acquisition Proposal and discussions or negotiations with respect to any such Acquisition Proposal and shall provide to Parent within 24 hours after receipt thereof all copies of any other documentation material to understanding such Acquisition Proposal (as determined by the Company in good faith) received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such

Acquisition Proposal or with whom such discussions or negotiations are taking place. The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent.  The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Acquisition Proposal.

(f)                                   Nothing in this Agreement will prohibit the Company or the Board of Directors of the Company (or a committee thereof) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company’s Board of Directors (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 7.4; or (iv) making any disclosure to the stockholders of the Company (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) to comply with applicable Law, it being understood that any such statement or disclosure made by the Board of Directors of the Company (or a committee thereof) pursuant to this Section 7.4(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Board of Directors of the Company (or any committee thereof) or any of their Representatives and shall not limit any of Parent’s or Merger Sub’s rights under Article IX in respect of any such position taken or disclosure made, it being understood that nothing in the foregoing will be deemed to permit the Company or the Board of Directors of the Company (or a committee thereof) to effect a Company Board Recommendation change other than in accordance with this Section 7.4.  In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Board of Directors of the Company (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withdrawal, qualification, modification or amendment of the Company Board Recommendation; (B) an approval, endorsement or recommendation with respect to such Acquisition Proposal; or (C) a Change in Recommendation.

Section 7.5.                                Stockholder Litigation.  Each of the Company and Parent shall keep the other party hereto reasonably informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement.  Without limiting the foregoing, the Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation or claim and none of the Company or any director or officer thereof shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation or claim arising or resulting from the transactions contemplated by this Agreement or consent to the same without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 7.6.                                Public Announcements.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall use their respective reasonable best efforts to consult with each other before issuing any further press release or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other transactions contemplated by this Agreement.  Notwithstanding the foregoing: (a) each of the foregoing parties may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, communicate with employees, suppliers, customers, partners or vendors, and make disclosures in Company SEC Reports, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without such consultation, issue any such press release or make any such public announcement or statement as may be required by requirements under Law or regulations of any applicable United States securities exchange on which the shares of capital stock of such party are listed; provided, that such party shall, to the extent permitted by Law or such regulation, nonetheless consult with the other in advance of such release, announcement or statement, and (c) subject in each case to compliance with Section 7.4, the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 7.4 or with respect to any Change in Recommendation, Acquisition Proposal or Superior Proposal.  Nothing herein shall preclude any party from initiating, prosecuting or defending against any litigation between the parties arising out of this Agreement or the transactions contemplated hereby.

Section 7.7.                                Section 16 Matters.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause the Merger and dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8.                                Employee Matters.

(a)                                 Without limiting the foregoing, during the period beginning on the Effective Time and ending on the first (1st) anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation or its Subsidiaries to provide, each employee who continues to be employed by the Surviving Corporation or its Subsidiaries (each, a “Continuing Employee”) with (i) a base salary or hourly wage rate and target annual cash incentive compensation opportunities that, in each case, is no less favorable than the base salary or wage rate and target annual cash incentive compensation opportunities as was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (other than stock or equity-based compensation, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans) that are either, in Parent’s sole discretion, substantially similar in the aggregate to the benefits provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time pursuant to the Company Benefit Plans set forth on Schedule 3.19(a) and in effect immediately prior to the Effective Time or substantially similar in the aggregate to the benefits provided by Parent to its employees generally who are similarly situated to such Continuing Employee.

(b)                                 Parent further agrees that, from and after the Effective Time, Parent shall and shall cause the Surviving Corporation to grant each Continuing Employee credit for any service with the Company or any of its Subsidiaries earned prior to the Effective Time to the same extent that such service was recognized prior to the Effective Time under a comparable Company Benefit Plan in which such employee participated (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Corporation on or after the Effective Time (the “New Plans”); provided that such service shall not be recognized (w) to the extent that such recognition would result in a duplication of benefits, (x) to the extent that such service was not recognized under the corresponding Company Benefit Plan immediately prior to Effective Time, (y) with respect to a newly established plan for which prior service is not taken into account or with respect to any equity or equity-based compensation plan, program, agreement or arrangement or (z) for purposes of benefit accruals under any defined benefit pension plan or retiree health or welfare plan or arrangement.  In addition, Parent shall use reasonable best efforts to (i) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Company Benefit Plan as of the date on which commencement of participation in such New Plan begins and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) during the plan year in which commencement of participation in such New Plan begins to be taken into account for purposes of satisfying the corresponding deductible, co-insurance and maximum out-of-pocket provisions under any applicable New Plan in the year of initial participation.  The consummation of the Merger shall not affect any Continuing Employee’s right to use any unused personal, sick, vacation or other paid time off (“Paid Time Off”) accrued as of immediately prior to the Effective Time, in accordance with the Company policy as in effect on the date hereof and made available to Parent (the “Company Paid Time Off Policy”).  A true and complete schedule of all accrued but unused Paid Time Off of each employee of the Company and its Subsidiaries has been made available as of the Capitalization Date.

(c)                                  Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, assume and honor in accordance with their terms as of the date hereof all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements and written employment, severance, retention, incentive, change in control and termination agreements set forth on Schedule 3.19(a), including any change in control provisions therein, applicable to employees, in the same manner and to the same extent that the Company would be required to perform and honor such plans, agreements and arrangements if the transactions contemplated by this Agreement had not been consummated; provided, that nothing herein shall be deemed to prohibit Parent or the Surviving Corporation from amending or terminating any such plan, policy, program, agreement or arrangement in accordance with its terms.

(d)                                 Nothing contained in this Section 7.8, express or implied, is intended to confer upon any employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Benefit Plan or other benefit or compensation plan, program, agreement or arrangement.  Further, this Section 7.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.8, express or implied, is intended to create or confer upon any other Person any rights, benefits, liabilities, obligations or remedies of any nature whatsoever under or by reason of this Section 7.8.

Section 7.9.                                Stock Exchange De-Listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the de-listing by the Surviving Corporation of the shares from the New York Stock Exchange and the deregistration of the shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.10.                         Financing.

(a)                                 No Amendments to Commitment Letter or Fee Letter. Subject to the terms and conditions of this Agreement, Parent will not permit any amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letter or the Fee Letter if such amendment, replacement, supplement, modification or waiver would: (i) reduce the aggregate amount of the Financing, including by changing the amount of the fees to be paid or the original issue discount of the Financing (for the avoidance of doubt, it is understood and agreed that any reduction of the aggregate amount of the Financing with the gross cash proceeds of any offering of debt or equity securities, in each case, on a dollar-for-dollar basis and in accordance with the terms of the Commitment Letter (as in effect on the date hereof) (such offering, a “Takeout Financing”) shall not constitute an amendment, replacement, supplement, modification or waiver that is subject to the terms of this Section 7.10(a)); (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur; or (iii) adversely impact the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the definitive agreements with respect thereto; provided that Parent may (without the consent of the Company) replace, modify, waive or amend the Commitment Letter (1) in accordance with the “market flex” provisions thereof and (2) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement in accordance with the terms in effect on the date of this Agreement. Parent shall promptly furnish to the Company a copy of any amendment, replacement, supplement, modification or waiver relating to the Commitment Letter or the Fee Letter. Any reference in this Agreement to (x) the “Financing” will include the financing contemplated by the Commitment Letter as amended or modified and (y) the “Commitment Letter” and “Fee Letter” will include each applicable document as so amended or modified. Parent will not (without consent of the Company) release or consent to the termination of any individual lender under the Commitment Letter prior to the first to occur of Closing and the expiration of the Commitment Letter in accordance with its terms, except (i) in connection with any amendment described in clause (2) of the proviso to this Section 7.10(a) and (ii) for any replacement of the Financing with Alternative Financing pursuant to Section 7.10(d).

(b)                                 Taking of Necessary Actions. Subject to the terms and conditions of this Agreement (including, without limitation, the right of Parent to amend, replace, supplement or modify the Commitment Letter and/or the Fee Letter subject to the limitations set forth in Section 7.10(a)), Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on or prior to the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in the Fee Letter) described in the Commitment Letter and the Fee Letter, including, but not limited to, using its reasonable best efforts to: (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof and hereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Financing contemplated by the Commitment Letter on a timely basis on the terms and conditions (including any “flex” provisions in the Fee Letter) contemplated by the Commitment Letter and the Fee Letter; (iii) satisfy on a timely basis all conditions contained in the Commitment Letter or Fee Letter on or prior to the Closing Date that are within its control and to comply with all of its obligations pursuant to the Commitment Letter or Fee Letter; (iv) upon the satisfaction (or waiver) of all of the conditions set forth in the Commitment Letter, consummate the Financing at or prior to the Closing; and (v) otherwise diligently and in good faith enforce its rights under the Commitment Letter. Parent will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter or the Fee Letter as and when they become due.

(c)                                  Information. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing or any Alternative Financing (including providing the Company, upon request, with copies of all definitive agreements related to the Financing), and such other information and documentation available to Parent as shall be reasonably requested by the Company. Parent shall give the Company prompt notice in writing (A) of any (1) actual or threatened (in writing) breach, default (or any event or circumstances that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), termination or repudiation by any Lender of which Parent becomes aware or (2) breach or default by Parent, in each case, of the Commitment Letter, Fee Letter or definitive agreements related to the Financing or (B) of the receipt by Parent of any written notice or communication from any Financing Source with respect to any such actual or threatened breach, default (or any event or circumstances that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Commitment Letter or any definitive agreements related to the Financing of any provisions of the Commitment Letter or such definitive agreements.

(d)                                 Alternative Financing. If any portion of the Financing becomes unavailable, or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable on the terms and conditions (including any “flex” provisions in the Fee Letter) contemplated in the Commitment Letter, Parent will promptly notify the Company in writing and Parent will use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) arrange and obtain the Financing or such portion of the Financing from the same or alternative sources in an amount sufficient to assure the availability of the amount necessary to pay the Required Amount, together with all unrestricted cash of the Company, at the Closing (A) on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Commitment Letter and the Fee Letter (provided that such reasonable best efforts shall not include requiring Parent to pay any additional fees or to increase any interest rates applicable to the Financing in excess of the amount set forth in the Commitment Letter and the Fee Letter (after giving effect to the maximum amount of any “flex” provisions) on the date of this Agreement) or, if such terms and conditions are not then available, on such other terms that are acceptable to Parent in its sole discretion and (B) containing conditions to the funding of the Financing, conditions to Closing and related terms that (1) are not materially more onerous than those conditions contained in the Commitment Letter and (2) would not reasonably be expected to delay the Closing or make the Closing materially less likely to occur (the “Alternative Financing”) and (ii) obtain one or more new financing commitment letters with respect to such Alternative Financing (the “New Commitment Letter”), which New Commitment Letter will replace the existing Commitment Letter in whole or in part. Parent will promptly provide a copy of any New Commitment Letter (and any fee letter in connection therewith or other agreements related thereto, subject to redaction of fee amounts, pricing caps and other economic terms so long as no redaction covers terms that would adversely affect the amount, timing, conditionality, availability or termination of the Financing) to the Company. In the event that any New Commitment Letter is obtained, (A) any reference in this Agreement to the “Commitment Letter” will be deemed to include the Commitment Letter to the extent not superseded by a New Commitment Letter at the time in question and any New Commitment Letter to the extent then in effect and (B) any reference in this Agreement to the “Financing” will be deemed to mean the debt financing contemplated by the Commitment Letter as modified pursuant to the foregoing.

(e)                                  No Financing Condition. Notwithstanding the foregoing, compliance by Parent with this Section 7.10 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available, and Parent acknowledges and agrees that obtaining the Financing is not a condition to the Closing or any other debt or equity financing.

Section 7.11.                         Financing Cooperation.

(a)                                 Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries and their respective officers, employees and advisers to use their respective reasonable best efforts, to provide Parent with all cooperation reasonably requested by Parent to assist it in causing the conditions in the Commitment Letter to be satisfied or as is otherwise customary and reasonably requested by Parent in connection with the Financing and any related Takeout Financing, including using reasonable best efforts to:

(i)                                     as promptly as practicable (A) furnish Parent with such pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with the Commitment Letter and (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Board of Directors of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under consideration;

(ii)                                  upon reasonable prior notice, participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with the ratings agencies otherwise cooperate with the marketing efforts for any of the Financing or Takeout Financing and assist Parent in obtaining ratings as contemplated by the Commitment Letter (including using reasonable best efforts to cause the syndication of the Financing to benefit from the existing banking relationships of the Company);

(iii)                               reasonably assist Parent and the Financing Sources with the preparation of any bank information memoranda, lender presentations, investor presentations, offering documents, rating agency presentations and similar documents required in connection with the Financing or any Takeout Financing;

(iv)                              assist Parent with the preparation of pro forma financial information and pro forma financial statements to the extent necessary to be included in any “Offering Document” specified in paragraph 13 of Exhibit D of the Commitment Letter or to satisfy the condition in paragraph 7 of Exhibit D of the Commitment Letter or to the extent necessary to be included in any offering memorandum or prospectus to be used in connection with any Takeout Financing, it being agreed that the Company and its Subsidiaries will not be required to provide any information or assistance relating to (I) the proposed aggregate amount of any debt and/or equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (II) any financial information related to Parent or any of its Subsidiaries or any pro forma adjustments, or (III) any other Excluded Information;

(v)                                 request and facilitate its independent auditors to (A) provide, consistent with customary practice, (I) customary auditor consents (including consents of accountants for use of their reports in any materials (including any registration statement) relating to the Financing or any Takeout Financing) and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent and as customary for financings similar to the Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) or any Takeout Financing (the consents and comfort letters referred to in this subclause “(I)”, the “Audit Support Materials”) and (II) reasonable assistance to Parent in connection with the Parent’s preparation of pro forma financial statements and information and (B) upon reasonable prior notice attend a reasonable number of accounting due diligence sessions and drafting sessions;

(vi)                              furnish Parent and any Financing Sources promptly, and in any event at least four (4) Business Days prior to the Closing Date, with all necessary documentation and other information with respect to the Company and its Subsidiaries required by any governmental authority with respect to the Financing or any Takeout Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, to the extent requested by Parent in writing at least nine (9) Business Days prior to the expected Closing Date, including a Beneficial Ownership Certification as defined in 31 C.F.R. §1010.230;

(vii)                           execute and deliver any guarantee, pledge and security documents, other definitive financing documents and other certificates or documents as may be reasonably requested by Parent or the Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth in Annex I to Exhibit D of the Commitment Letter) and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Financing or any Takeout Financing, it being agreed that such documents will not take effect until the Effective Time; and

(viii)                        to the extent required under the Commitment Letter, provide customary authorization letters to the Financing Sources authorizing the distribution of Company-provided information about the Company or any of its Subsidiaries to Financing Sources or prospective lenders and investors and containing a customary representation to the Financing Sources as contemplated by the Commitment Letter, including a representation that the public side versions of such documents do not include material non-public information about the Company or any of its Subsidiaries or their securities and a customary 10b-5 representation by the Company with respect to the accuracy of any information about the Company and its Subsidiaries contained in the disclosure and marketing materials related to the Financing and which, in each case, was provided by the Company and its Subsidiaries;

provided that, notwithstanding the foregoing, nothing in this Section 7.11(a) will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements, (2) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing or pro forma adjustments or assumptions desired to be incorporated into any information used in connection with any financing of Parent or its Affiliates, including the Financing and/or any Takeout Financing, (3) description of all or any portion of any financing of Parent or its Affiliates, including the Financing and/or any Takeout Financing, including any “description of notes”, or other information customarily provided by the Lenders or their counsel, (4) projections, risk factors or other forward-looking statements relating to all or any component of any financing of Parent or its Affiliates, including the Financing and/or any Takeout Financing, (5) other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any

Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act, (6) financial statements other than those required to be delivered pursuant to clause (i) of the definition of Required Financial Information, or (7) financial information concerning the Company or its Subsidiaries that the Company does not maintain in the ordinary course of business (the foregoing clauses (1) through (7) above are referred herein as “Excluded Information”).

(b)                                 Required Financial Information. The Company will deliver the Required Financial Information to Parent in accordance with the time periods set forth in, and otherwise in accordance with, the definition thereof.

(c)                                  Obligations of the Company. Nothing in this Section 7.11 will require the Company or any of its Subsidiaries to: (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) cause any condition set forth in Article VIII to fail to be satisfied; (iii) enter into any definitive certificate, agreement, arrangement, document or instrument that would be effective prior to the Effective Time (other than the authorization letters referred to above); (iv) give any indemnities that are effective prior to the Effective Time; (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any material property or assets of the Company or any of its Subsidiaries, (vi) provide any information the disclosure of which is prohibited or restricted under applicable Law or is subject to an applicable legal privilege or the disclosure of which would result in the waiver of any applicable legal privilege, or (vii) take any action that will conflict with or violate its organizational documents or any applicable Law. In addition, (1) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any financing of Parent or its Affiliates, including the Financing will be effective until the Effective Time (other than with respect to the authorization letters referred to above), and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time and (2) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to any financing of Parent or its Affiliates, including the Financing, will contain disclosure and financial statements reflecting the Surviving Corporation and/or any Subsidiary thereof (and not the Company) as the primary obligor. Nothing in this Section 7.11 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 7.11 that could reasonably be expected to result in personal liability to such officer or Representative or (B) the Board of Directors of the Company to approve any financing or Contracts related thereto.

(d)                                 Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos are used solely (i) in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) in connection with a description of the Financing, the Company or any of its Subsidiaries, its or their respective businesses and products, or the transactions contemplated by this Agreement.

(e)                                  Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 7.11 will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Source or prospective Financing Source and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are otherwise subject to other customary confidentiality undertakings.

(f)                                   Reimbursement. Promptly (and in any event within thirty (30) days of invoice) upon request by the Company following termination of this Agreement pursuant to Section 9.1, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Representatives (if any) in connection with the cooperation of the Company and its Representatives contemplated by this Section 7.11.  The provisions of this Section 7.11(f) shall survive the termination of this Agreement.

(g)                                  Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging any financing of Parent or its Affiliates, including the Financing, pursuant to this Agreement or the provision of information utilized in connection therewith (other than arising from (i) historical financial information relating to the Company and its Subsidiaries provided by or on behalf of the Company or its Subsidiaries expressly for use in connection with the Financing or (ii) the gross negligence, fraud, willful misconduct or intentional misrepresentation or intentional breach of this Agreement by the Company, its Subsidiaries or any of their respective Representatives).  The provisions of this Section 7.11(g) shall survive the termination of this Agreement.

Section 7.12.                         Additional Agreements.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each party to this Agreement will use their reasonable best efforts to take such action.

Section 7.13.                         Parent Vote.  Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

Section 7.14.                         Obligations.  Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1.                                Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Company Stockholder Approval.  The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

(b)                                 No Injunctions or Restraints, Illegality.  No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger.

(c)                                  HSR Act.  The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired.

Section 8.2.                                Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.1 (Corporate Organization), Section 3.5 (Authorization and Validity of Agreement), Section 3.24 (No Brokers) and Section 3.26 (Opinion of Financial Advisor)  shall be true, accurate and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company contained in Section 3.6(a), (b) and (d) (Capitalization), Section 3.9(a) (Absence of Certain Changes or Events) and Section 3.27 (Vote Required) shall be true, accurate and correct in all respects (other than de minimis inaccuracies in the case of Section 3.6(a), (b) and (d) (Capitalization)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true, accurate and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true, accurate and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate of an executive officer of the Company dated as of the Closing Date to such effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.  Parent shall have received a certificate of an executive officer of the Company dated as of the Closing Date to such effect; provided, that notwithstanding anything to the contrary in this Agreement, the Company’s and its Subsidiaries’ obligations under Section 7.11 will be deemed to be satisfied if the Company’s breach or breaches, if any, of its obligations under Section 7.11 did not directly or indirectly cause the failure of the Financing or Takeout Financing to be obtained.

(c)                                  No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d)                                 Delivery of Audit Support Materials.   No later than the date that is fifteen (15) Business Days prior to the Termination Date, (A) the Company and its independent auditors shall have provided Parent with final and complete drafts of the Audit Support Materials and (B) the Company’s independent auditors shall have confirmed in writing that at the time of execution of the underwriting agreement or purchase agreement, as applicable, with respect to any applicable Financing and/or Takeout Financing, such independent auditors would be prepared to deliver executed copies of such Audit Support Materials, it being agreed that the Audit Support Materials referred to in clause (A) shall only be required to be provided following a written request therefor from Parent (a “Comfort Request”); provided, however, that the foregoing condition shall not apply (i) if Parent’s failure to receive such Audit Support Materials by such date did not directly or indirectly cause (or, assuming that such Audit Support Materials would not be delivered by such date, would not reasonably be expected to directly or indirectly cause) the failure of the applicable Financing or Takeout Financing to be obtained, (ii) to any Audit Support Materials that constitute the comfort letter(s) to be issued in connection with any Financing or Takeout Financing, if the “circle up” and accompanying comfort letter request has not been provided to the Company and their independent auditors at least thirty (30) Business Days prior to the Termination Date, or (iii) if all the other conditions set forth in Sections 8.1 and 8.2 (other than (A) the condition set forth in this Section 8.2(d) and (B) those conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver, of those conditions as of the Closing) have been satisfied on or prior to Parent’s delivery of a Comfort Request.

Section 8.3.                                Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true, accurate and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time

(except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true, accurate and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate of an executive officer of Parent dated as of the Closing Date to such effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.  The Company shall have received a certificate of an executive officer of Parent dated as of the Closing Date to such effect.

Section 8.4.                                Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated hereby or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE IX.

TERMINATION

Section 9.1.                                Termination.  This Agreement may be terminated at any time prior to the Effective Time, and except as provided below, whether before or after the Required Company Vote, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)                                 By mutual written consent of Parent and the Company;

(b)                                 By either the Company or Parent if the Effective Time shall not have occurred on or before 11:59 p.m. (New York time), on December 26, 2019 (the “Termination Date”); provided, however, that if on such date, the conditions set forth in Sections 8.1(b) or 8.1(c) (in each case as relates to antitrust Laws) or Section 8.2(d) have not been satisfied, and each of the other conditions set forth in Sections 8.1(a), 8.2 and 8.3 are satisfied or waived (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions), then the Termination Date shall be automatically extended with no action on the part of any party to 11:59 p.m. (New York time) on March 26, 2020, provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to (i) (x) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 9.1(g); or (y) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 9.1(h); and (ii) any party whose action or failure to fulfill any obligation under this Agreement has resulted in, either (x) the failure to satisfy the conditions to the terminating party to consummate the Merger set forth in this Article IX prior to the Termination Date, or (y) the failure of the Effective Time to occur on or before the Termination Date, and such action or failure to perform constitutes a breach of this Agreement;

(c)                                  By either the Company or Parent if any statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, or any restraining order, injunction or other Order by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, and such statute, rule, regulation, executive order, decree, ruling, restraining order, injunction or other Order shall have become final and non-appealable; provided, however, the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement results in the imposition of such statute, rule, regulation, executive order, decree, ruling, restraining order, injunction or other Order or the failure of any of the foregoing to be rescinded, resolved or lifted;

(d)                                 By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure at the Company Stockholders Meeting (including any adjournments or postponements thereof) to obtain the Required Company Vote;

(e)                                  By Parent if (i) there shall have been a Change in Recommendation or the Board of Directors of the Company (or any committee thereof) shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company (or any committee thereof) resolves to do any of the foregoing), whether or not permitted by Section 7.4, (ii) the Company shall have entered into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have willfully and materially breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 7.4, (iv) the Board of Directors of the Company (or any committee thereof) fails to publicly reaffirm after Parent so requests in writing the Company Board Recommendation within five (5) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, or (iv) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company’s Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of the actions specified in this Section 9.1(e);

(f)                                   By the Company, at any time prior to obtaining the Required Company Vote at the Company Stockholders Meeting, in order to enter into a definitive Alternative Acquisition Agreement providing for a Superior Proposal in accordance with (and subject to all of the terms and conditions set forth in) Section 7.4(c), it being understood that the Company shall enter into such Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Company Termination Fee shall be paid pursuant to Section 9.2(a) no later than simultaneously with the termination of this Agreement by the Company pursuant to this Section 9.1(f);

(g)                                  By the Company if there shall have been a breach or failure to perform on the part of Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) thirty (30) days following written notice from the Company to Parent of its intention to terminate this Agreement pursuant to this Section 9.1(g) and the basis for such termination (it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured) and (B) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; or

(h)                                 By Parent if there shall have been a breach or failure to perform on the part of the Company of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) thirty (30) days following written notice from Parent to the Company of its intention to terminate this Agreement pursuant to this Section 9.1(h) and the basis for such termination (it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured) and (B) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions to the Closing set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied;

Section 9.2.                                Termination Fee.

(a)                                 In the event that:

(i)                                     Parent shall terminate this Agreement pursuant to Section 9.1(e);

(ii)                                  the Company shall terminate this Agreement pursuant to Section 9.1(f); or

(iii)                               this Agreement shall be terminated pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(h) (solely for a breach or failure to perform of any covenant or agreement) and (A) prior to such termination (in the case of termination pursuant to Section 9.1(b) or Section 9.1(h)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 9.1(d)), an Acquisition Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company’s Board of Directors (or any committee thereof) and not withdrawn or abandoned and (B) within twelve (12) months following the date of such termination of this Agreement, the Company shall have entered into a definitive merger or similar acquisition agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition proposal made, communicated or publicly disclosed); provided, that, for purposes of this Section 9.2(a)(iii), all references in the definition of Acquisition Proposal to “20%” shall be deemed to be references to “51%” instead;

then, in any such event, the Company shall pay the Company Termination Fee (as defined below) to Parent or its designee by wire transfer of same day funds (x) in the case of Section 9.2(a)(i), within two (2) Business Days after such termination, (y) simultaneously with such termination if pursuant to Section 9.2(a)(ii), or (z) in the case of Section 9.2(a)(iii), concurrently with the entry into such agreement or the consummation of such transaction; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.  As used herein, “Company Termination Fee” shall mean a cash amount equal to $69,656,872.  In the event that the Company Termination Fee shall become payable to Parent or its designee pursuant to the terms hereof and Parent or such designee shall receive full payment thereof pursuant to this Section 9.2(a), the receipt of the Company Termination Fee (and, if applicable, reimbursement of any applicable expenses and interest pursuant to Section 9.2(b)) (x) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and (y) shall be the only monetary damages Parent, Merger Sub, any of their respective Affiliates or any other Person may recover from (i) the Company and its Subsidiaries and any of their respective Affiliates and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Subsidiaries and their respective Affiliates (the Persons in clauses (i) and (ii) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the parties to this Agreement (or their Affiliates) will remain obligated with respect to, and Parent, the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 9.2(b) and Section 10.6, as applicable); and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination (except that the parties to this Agreement (or their Affiliates) will remain obligated with respect to, and Parent, the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, Section 9.2(b) and Section 10.6, as applicable); provided, however, that nothing in this Section 9.2(a) shall limit the rights of Parent and Merger Sub under Section 10.4(d) or in the event of Willful Breach or fraud.

(b)                                 The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions, and that without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.2, and, in order to obtain the payment, Parent commences an action that results in a judgment against the Company for the payment set forth in this Section 9.2 or any portion thereof, the Company shall pay Parent interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law.

Section 9.3.                                Manner and Effect of Termination.  Any party terminating this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected and the facts and circumstances forming the basis for such termination pursuant to such provision or provisions.  In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates (or any partners, members, managers, stockholders, directors, officers, employees, agents or other representatives of the foregoing).  Notwithstanding the foregoing: (i) subject to Section 9.2(a), no such termination shall relieve any party for liability for such party’s Willful Breach of this Agreement or for fraud; and (ii) (A) the Confidentiality Agreement, and (B) the provisions of Section 7.11(f), Section 7.11(g), Section 9.2, this Section 9.3, and Article X will survive the termination of this Agreement.

Section 9.4.                                Amendment.  This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors (or committees thereof), at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders without such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Sections 10.3, 10.4(a), 10.4(c), 10.5, 10.10, 10.13 and 10.14 and this Section 9.4 (and the defined terms used therein) may not be amended, modified or altered in a manner that is adverse to the Financing Sources without the prior written consent of the Lenders.

Section 9.5.                                Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

Section 10.1.                         Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X, which covenants and agreements shall survive the Effective Time in accordance with their terms.

Section 10.2.                         Disclosure Schedules.

(a)                                 The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

(b)                                 Any item set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties or covenants contained in the Agreement to the extent any description of facts regarding such event, item or matter is disclosed in such a way as to make reasonably apparent from such disclosure that such disclosure is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

Section 10.3.                         Successors and Assigns.  No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Merger Sub may assign its rights and obligations under this Agreement without the consent of the Company to (i) another direct or indirect Wholly Owned Subsidiary of Parent and/or (ii) any Financing Source pursuant to the terms of the Financing for the purpose of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, it being understood that, in each case, such assignment will not impede or delay the consummation of the Merger.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.  No assignment by any party shall relieve such party of any of its obligations hereunder.

Section 10.4.                         Governing Law; Jurisdiction; Specific Performance; Damages.

(a)                                 Governing Law. This Agreement and any action of any kind or any nature (whether at law or in equity, based in contract or in tort or otherwise) that is any way related to this Agreement or any of the transactions related hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to the conflict of laws rules thereof.

(b)                                 General Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY (A) CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (THE “COURT OF CHANCERY”) AND ANY STATE APPELLATE COURT THEREFROM LOCATED IN THE STATE OF DELAWARE (OR, ONLY IF THE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE) IN ANY ACTION RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BROUGHT IN SUCH COURT, (C) WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (D) AGREES THAT SERVICE OF PROCESS OR OF ANY OTHER PAPERS UPON SUCH PARTY BY REGISTERED MAIL AT THE ADDRESS AND TO THE PERSON OR PERSONS TO WHICH NOTICES ARE REQUIRED TO BE SENT TO SUCH PARTY UNDER SECTION 10.8 SHALL BE DEEMED GOOD, PROPER AND EFFECTIVE SERVICE UPON SUCH PARTY.

(c)                                  Jurisdiction for Financing Sources. NOTWITHSTANDING CLAUSE (B) ABOVE, EACH SELLER RELATED PARTY AND EACH OF THE OTHER PARTIES HERETO ACKNOWLEDGES AND IRREVOCABLY AGREES (I) THAT ANY LEGAL PROCEEDING, WHETHER IN LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE, INVOLVING THE FINANCING SOURCES ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS, THE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO WILL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), AND EACH PARTY SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH LEGAL PROCEEDING TO THE EXCLUSIVE JURISDICTION OF SUCH COURT; (II) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH LEGAL PROCEEDING IN ANY OTHER COURT; (III) THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO THEM AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ANY APPLICABLE COMMITMENT LETTER WILL BE EFFECTIVE SERVICE OF PROCESS AGAINST THEM FOR ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT; (IV) TO WAIVE AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH LEGAL PROCEEDING IN ANY SUCH COURT; (V) ANY SUCH LEGAL PROCEEDING WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; AND (VI) A FINAL JUDGMENT IN ANY SUCH ACTION SHALL

BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; PROVIDED, HOWEVER, WITH RESPECT TO THE COMMITMENT LETTER: (I) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIAL ADVERSE EFFECT AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS (AS DEFINED IN THE COMMITMENT LETTER) AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES HAVE THE RIGHT (DETERMINED WITHOUT REGARD TO ANY NOTICE REQUIREMENT) TO TERMINATE ITS OBLIGATIONS UNDER THIS AGREEMENT, OR TO DECLINE TO CONSUMMATE THE TRANSACTIONS AND (III) THE DETERMINATION OF WHETHER SUCH TRANSACTIONS HAVE BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED SOLELY IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(d)                                 Specific Performance.

(i)                                     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including a party’s failure to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement).  Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.  Each party acknowledges and agrees that (x) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (y) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (z) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.  For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(ii)                                  Each party further agrees that (A) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity, (B) no such party will oppose the specific performance of the terms and provisions of this Agreement, and (C) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.4(d), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(e)                                  Damages. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 10.5.                         Waiver of Jury Trial.  EACH SELLER RELATED PARTY AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AGAINST ANY OTHER PARTY HERETO (INCLUDING ANY ACTION AGAINST ANY FINANCING SOURCE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, EXECUTION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT, THE COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR THE MERGER, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

Section 10.6.                         Expenses.  All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

Section 10.7.                         Severability; Construction.

(a)                                 In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(b)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(c)                                  All references to “$” or “USD” herein shall be references to U.S. Dollars.

Section 10.8.                         Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt, at the following addresses (or such other address as such party may hereafter specify by like notice to the other parties):

If to the Company:

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, CA 94403
Attn: Legal Department
E-mail: corporate_secretary@wageworks.com

Copy to (such copy not to constitute notice):

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105
Attn:      Robert T. Ishii

C. Derek Liu
E-mail:  rishii@wsgr.com

dliu@wsgr.com

If to Parent or Merger Sub:

HealthEquity, Inc.
15 West Scenic Pointe Drive

Suite 100

Draper, UT 84020
Attn: Jon Kessler

Delano Ladd
E-mail: jkessler@healthequity.com

dladd@healthequity.com

Copy to (such copy not to constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn:                    Steven Gartner
                                                Russell Leaf
                                                Matthew Haddad
E-mail:        sgartner@willkie.com
                                                rleaf@willkie.com
                                                mhaddad@willkie.com

Any party may change its address for the purpose of this Section 10.8 by giving the other party written notice of its new address in the manner set forth above.

Section 10.9.                         Entire Agreement.  This Agreement, the Disclosure Schedules and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.  Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded by this Agreement; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 10.10.                  Parties in Interest.  Subject to the terms of the last sentence of this Section 10.10, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns, except for the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time).  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent.  No provision of this Agreement shall give any third person any right of subrogation or action over or against the Company or Parent. Notwithstanding the foregoing, the provisions of the last sentence of Section 9.4, Section 10.3, Section 10.4(c), Section 10.5, this sentence of this Section 10.10, Section 10.13 and Section 10.14 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

Section 10.11.                  Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.12.                  Counterparts.  This Agreement and any amendments hereto may be executed in the original or by telecopy or electronic transmission of a fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) containing an executed signature page, in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.  No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 10.13.                  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may only be made against the entities that are expressly identified as parties hereto and only with respect to the specific obligations undertaken by such parties as set forth herein with respect to such parties and no Parent Related Parties shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether at Law or in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

Section 10.14.                  Lender Provisions.  Notwithstanding anything herein to the contrary, each Seller Related Party and each of the other parties hereto hereby agrees that (a) no Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 10.14 shall limit the liability or obligations of the Lenders under the Commitment Letter or the documents governing any credit facilities provided by any Lender to Parent), (b) only Parent (including its permitted successors and assigns under the Commitment Letter) and the other parties to the Commitment Letter at their own direction shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Financing pursuant to the terms of the Commitment Letter, (c) no amendment or waiver of this Section 10.14 shall be effective to the extent such amendment is adverse to the Financing Sources without the prior written consent of the Lenders. This Section 10.14 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 10.15.                              Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent,

Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement.

Section 10.16.                              Definitions.  As used in this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement between the Company and a third party which was entered into prior to the date hereof, or if entered into on or after the date hereof, is entered into only in compliance with the provisions of Section 7.4 and on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” shall mean (i) any offer or proposal (x) for a merger, reorganization, recapitalization, consolidation, tender offer, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries that would result in any Person beneficially owning more than 20% of the issued and outstanding Company Common Stock after giving effect to the consummation of such transaction, (y) to acquire, directly or indirectly, Company Common Stock representing more than 20% of the issued and outstanding shares of Company Common Stock after giving effect to the consummation of such acquisition, or (z) for the sale, lease, exchange, mortgage, transfer or other disposition of more than 20% of the consolidated assets of the Company or to which more than 20% or more of the Company’s consolidated revenue or earnings are attributable; in each case other than the Merger contemplated by this Agreement.

“Action” shall mean any action, claim, suit, arbitration, proceeding or investigation by or before any Governmental Entity or arbitration tribunal.

“Advisor” shall have the meaning set forth in Section 3.26.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. As used in this definition, the term “control”(including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 7.4(c).

“Alternative Financing” shall mean have the meaning set forth in Section 7.10(d).

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.16.

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Capitalization Date” shall have the meaning set forth in Section 3.6(a).

“Certificate” shall have the meaning set forth in Section 1.7(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change in Recommendation” shall have the meaning set forth in Section 7.4(c).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.8.

“Commitment Letter” shall have the meaning set forth in Section 4.10(a).

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Benefit Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other bonus, commission, profit sharing, pension, severance, deferred compensation, fringe benefit, welfare, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, or other equity-based compensation, individual employment, consulting, retention, change in control, or other plan, agreement, policy, or arrangement (whether written or unwritten, insured or self-insured) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries on behalf of any employee, officer, director, or consultant of the Company or any of its Subsidiaries (whether current or former) or their dependents, spouses, or beneficiaries and under which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

“Company Board Recommendation” shall have the meaning set forth in Section 3.5.

“Company Common Stock” shall mean each share of common stock, $0.001 par value, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company on the date hereof.

“Company ESPP” shall have the meaning set forth in Section 1.8(c)(i).

“Company Financial Statements” shall mean each of the financial statements (including, in each case, any notes thereto) of the Company contained in or incorporated by reference into the Company SEC Reports.

“Company Intervening Event” shall mean a material change or development that affects the business and operations of the Company that (i) is unknown to or by, and not reasonably foreseeable by, the Board of Directors of the Company as of the date of this Agreement, (ii) becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote and (iii) does not relate to or involve (A) any Acquisition Proposal, (B) any event, fact, circumstance, development or occurrence relating to Parent, Merger Sub or any of their Affiliates, (C) clearance of the Merger under the HSR Act, (D) the fact in and of itself the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof or (E) changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company in and of itself.

“Company Lease” and “Company Leases” shall have the meanings set forth in Section 3.13(b).

“Company Licenses and Permits” shall have the meaning set forth in Section 3.15.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to become, materially adverse to the business, assets and liabilities (taken as a whole), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the determination of whether a Company Material Adverse Effect has occurred or may, would or could occur, shall not include the effect of any event, change, circumstance, effect, development or state of facts (by itself or when aggregate) to the extent arising out of or attributable to (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iii) changes generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the word, (v) changes after the date of this Agreement in Law or enforcement or the interpretations thereof, (vi) changes or proposed changes after the date of this Agreement in GAAP or other accounting standards, or the interpretation thereof, (vii) the public announcement of this Agreement or the transactions contemplated hereby (including by reason of the identity of Parent) or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person, provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby, (viii) geopolitical conditions, acts of war, outbreak of hostilities, sabotage, terrorism, or military actions or any escalation or worsening of any such acts of war, outbreak of hostilities, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement in the United States or any other country or region in the world, (ix) earthquakes, hurricanes, tornados, mudslides, floods, tsunamis, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (x) the failure of the Company to meet (a) internal or analysts’ expectations or projections (it being understood that the underlying causes of such failure may be taken into consideration in determining whether a Company Material Adverse Effect has occurred unless otherwise expressly excluded elsewhere in this definition), (xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (xii) the availability or cost of equity, debt or other financing to Parent or Merger Sub, or (xiii) any action taken (or refrained from being taken) by the Company at the written direction of Parent or any action specifically required to be taken (or refrained from being taken) by the Company by the express terms of this Agreement; except, in the case of the foregoing clauses (i) through (vi), clause (viii) and clause (ix), to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect, or (b) would or would reasonably be expected to prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger and consummation of the Merger and the other transactions contemplated by this Agreement.

“Company Option” shall have the meaning set forth in Section 1.8(a).

“Company Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, together with all amendments thereto.

“Company Owned Intellectual Property” shall mean all Intellectual Property that embodies Company Owned Intellectual Property Rights, including the Proprietary Software.

“Company Owned Intellectual Property Rights” shall mean all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Products” means any and all products and services, including software as a service (SaaS) offerings, that are currently marketed, offered, sold, licensed, provided or distributed by the Company or a Subsidiary.

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.14(c).

“Company Related Party” shall have the meaning set forth in Section 9.2.

“Company RSU Award” shall mean each award of restricted stock units with respect to shares of Company Common Stock granted pursuant to any Company Stock Plan or otherwise.

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.8(d).

“Company Stock Plans” shall have the meaning set forth in Section 1.8(a).

“Company Termination Fee” shall have the meaning set forth in Section 9.2(a).

“Compliant” means, with respect to the Required Financial Information, that: (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances; and (ii) with respect to any financial statements required to be delivered pursuant to clause (i) of the definition of Required Financial Information, (a) the Company’s independent auditors shall not have withdrawn any audit opinion with respect to any such audited financial statements (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing) and (b) the Company shall not have been informed by its independent auditors that it is required to restate, and the Company has not restated any financial statements delivered pursuant to clause (i) of the definition of Required Financial Information (or is not actively considering any such restatements); provided that such Required Financial Information shall be deemed Compliant if and when the Company’s auditors subsequently inform the Company that no such restatement is needed.

“Computer Systems” shall have the meaning set forth in Section 3.14(g).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2.

“Continuing Employee” shall have the meaning set forth in Section 7.8(a).

“Contract” shall mean, with respect to any Person, any written contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other binding instrument or obligation.

“Court of Chancery” shall have the meaning set forth in Section 10.4(m).

“Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of April 4, 2017 (as amended, supplemented or otherwise modified from time to time) among the Company, as borrower, each guarantor from time to time party thereto, each lender from time to time party thereto, and MUFG Union Bank, N.A., as administrative agent.

“Data Protection Laws” means all Laws applicable to the Company relating to data protection, data privacy, and data security (including but not limited to HIPAA and other Laws with regard to data privacy, data protection, and data security with respect to health-related Personal Data) with regard to, and the Company’s cross-border data transfer of, Personal Data in the United States of America or elsewhere in the world.

“Data Protection Requirements” “ means all applicable (i) Data Protection Laws; and (ii) published and internal policies and notices of the Company addressing privacy, data protection, or information security with regard to the Company’s collection use, storage, disclosure, or cross-border transfer of Personal Data.

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Disclosure Schedules” shall mean the Parent Disclosure Schedule and the Company Disclosure Schedule, collectively.

“Dissenting Shares” shall have the meaning set forth in Section 1.7(d).

“Dissenting Stockholder” shall have the meaning set forth in Section 1.7(d).

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“DTC” shall have the meaning set forth in Section 2.3.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Electronic Delivery” shall have the meaning set forth in Section 10.12.

“Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties

“Enforceability Limitations” shall have meaning set forth in Section 3.5.

“Environmental Laws” shall have the meaning set forth in Section 3.22.

“Equity Award Exchange Ratio” shall mean the quotient (rounded to four decimal places) obtained by dividing the (A) the Merger Consideration by (B) the volume weighted average price of a share of common stock of Parent on NASDAQ for the twenty (20) trading days ending with the trading day immediately preceding the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall have the meaning set forth in Section 3.8(a).

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Excluded Information” shall have the meaning set forth in Section 7.11(a).

“Existing Agent” shall have the meaning set forth in Section 5.4.

“Fee Letter” shall have the meaning set forth in Section 4.10(a).

“FEHBA or State Benefit Law” shall mean the Federal Employees Health Benefits Act or any applicable state law that applies to the administration or management of a government-sponsored benefit program.

“Financing” shall have the meaning set forth in Section 4.10(a).

“Financing Sources” shall mean the Persons that have committed to provide or have otherwise entered into agreements to provide the Financing, including the Lenders referred to in this Agreement, and any joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers or administrative agents in connection with the Financing, together with their current and future Affiliates and their and such Affiliates’, officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns; provided, however, that the Financing Sources shall not include Parent, Merger Sub or any of their respective Affiliates or any of their of their Affiliates’ officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives, successors or assigns.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Hazardous Materials” shall mean any substance or material presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law.

“Health or Other Benefit Law” shall mean any Law, in each case to the extent, if any, applicable to the business of the Company and its Subsidiaries in connection with any Benefit Program or Health Savings Account, including (i) ERISA, (ii) the Public Health Service Act, (iii) the Code, (iv) FEHBA or State Benefit Law, (v) Title XVIII of the Social Security Act

(Medicare), and (vi) PPACA; provided, that “Health or Other Benefit Law” does not include any Data Protection Law.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and all regulations and binding guidance of Governmental Entities responsible for enforcing HIPAA implemented thereunder (including the Privacy Rule and the Security Rule).

“HITECH” shall mean the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person (without giving effect to the application of Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases), (iv) all obligations of such Person related to the deferred purchase price of property or services, in each case, only to the extent such obligations would be required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP, (v) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (vi) all reimbursement obligations of such Person as an account party in respect of outstanding letters of credit and letters of guarantee, and (vii) all guarantees, obligations, undertakings or arrangements having the economic effect of a guarantee of others of any Indebtedness of the types described in clauses (i) through (vi) above.

“Indemnified Person” shall have the meaning set forth in Section 6.2.

“Intellectual Property” shall mean any tangible embodiment of an Intellectual Property Right, including (i) inventions (whether or not patentable), discoveries, ideas, models, algorithms, systems, processes, technology and know-how; (ii) trade secrets and confidential information; (iii) copyrighted and copyrightable writings, and any original works of authorship in any medium; (iv) software; (v) web sites; and (vi) social media accounts and identifiers.

“Intellectual Property Rights” shall mean all of the following, whether registered or unregistered, including any and all applications to register: (i) rights in trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) Patents; (iii) rights in trade secrets and confidential information, including the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights copyrighted and copyrightable writings, and in any original works of authorship in any medium, and applications or registrations in any jurisdiction for the foregoing; (v) sui generis rights in data collections and databases; (vi) rights in domain names and registrations; (vii) any other similar, equivalent or analogous intellectual property or proprietary rights of any kind, nature, or description.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, or (ii) with respect to Parent, the actual knowledge of the executive officers of Parent, in each case after reasonable inquiry of the senior employees of the Company or Parent and their respective Subsidiaries, as applicable, who have administrative or operational responsibility for the particular subject matter in question.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, settlement, Order, injunction, decree, arbitration award or agency requirement of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.13(b).

“Lenders” shall have the meaning set forth in Section 4.11(a).

“Lien” shall mean any mortgage, pledge, security interest, Encumbrance or title defect, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days (A) commencing on or after the later of (i) the date Parent shall have access to the Required Financial Information and (ii) the date the initial preliminary Proxy Statement has been filed with the SEC and all required notifications and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement have been filed, and (B) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 8.1(b), 8.2(b) or 8.2(c) to fail to be satisfied (excluding conditions that, by their terms, cannot be satisfied until the Closing), assuming that the Closing Date were to occur during the Marketing Period; provided, that (w) (1) July 4, 2019 through July 5, 2019, October 14, 2019 and November 27, 2019 through November 29, 2019 shall not be considered a “Business Day” for the purposes of this definition, (2) if such fifteen (15) consecutive Business Day period shall not have fully elapsed on or prior to August 16, 2019, such period shall not commence any earlier than September 3, 2019, and (3) if such fifteen (15) consecutive Business Day period shall not have fully elapsed on or prior to December 20, 2019, such period shall not commence any earlier than January 6, 2020, (x) in no event shall the Marketing Period be restarted or cease to continue if additional financial statements are required to be delivered pursuant to the definition of “Required Financial Information” after the Marketing Period has commenced, (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, the Required Financial Information is not Compliant, and (z) the Marketing Period in any event shall end on any earlier date prior to the expiration of such fifteen (15) consecutive Business Day period if the Financing is consummated on such earlier date; provided, further, that if the Company shall in good faith reasonably believe that it has provided the Required Financial Information, the Company may deliver to Parent a written notice to that effect (stating in good faith when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Financial Information on the date specified in such notice, unless Parent in good faith reasonably believes that the Company has not completed the delivery of the Required Financial Information at the time such notice is given and, within three (3) Business Days after the date of the delivery of such notice by the Company, Parent gives written notice to the Company to that effect (stating in good faith which specific items of the Required Financial Information have not been delivered).

“Material Contract” shall have the meaning set forth in Section 3.18(a).

“Maximum Annual Premium” shall have the meaning set forth in Section 6.2(d).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.7(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“New Commitment Letter” shall have the meaning set forth in Section 7.10(d).

“New Plans” shall have the meaning set forth in Section 7.8(b).

“Open Source Software” means any software that is distributed under any license that is identified as an open source software license by the Open Source Initiative (http://www.opensource.org/licenses/) or any similar licensing or distribution model.

“Order” shall mean any writ, decree, order, judgment, stipulation, injunction, or ruling of or by a Governmental Entity.

“Paid Time Off” shall have the meaning set forth in Section 7.8.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent and Merger Sub on the date hereof.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, would or would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger and consummating the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation and by-laws of Parent, together with all amendments thereto.

“Parent Related Parties” shall mean shall mean Parent and each of its affiliates and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Patents” shall mean all patent and patent applications in any jurisdiction, and all re-issues, continuations, renewals, divisionals, continuations-in-part or extensions of any of the foregoing.

“Payoff Amount” shall have the meaning set forth in Section 5.4.

“Payoff Letter” shall have the meaning set forth in Section 5.4.

“Performance Unit” shall have the meaning set forth in Section 1.8(b)(i).

“Permitted Liens” shall mean (a) Liens for utilities not yet delinquent or being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessors’, landlords’ and other similar Liens not yet due and payable or being contested in good faith and for which appropriate reserves have been included on the balance sheet of the applicable Person, (c) Liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person,  (d) easements, licenses, restrictive covenants and similar Encumbrances or impediments against any assets or properties of an entity, which would be revealed by an accurate survey or a search of public records and would not, individually or in the aggregate, interfere with the marketability, value or usefulness of the assets or property to which they apply or their use in the business of the applicable Person as currently conducted, (e) Liens or Encumbrances imposed on the underlying fee interest in real property subject to a Company Lease, (f) statutory or common law Liens or Encumbrances to secure landlords, lessors or renters under leases or rental agreements, (g) Liens securing indebtedness pursuant to the Credit Agreement and, (h) with respect to Intellectual Property and Intellectual Property Rights, (i) non-exclusive licenses and similar immunities and authorizations, and (ii) covenants not to assert granted in the ordinary course of business consistent with past practice.

“Person” shall have the meaning set forth in Section 7.4(a).

“Personal Data” has the same meaning as the terms “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or “personally identifiable information” under the applicable Law.

“PPACA” shall mean the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Proceeding” shall have the meaning set forth in Section 6.2(ii).

“Proprietary Software” means the computer software that embodies Company Intellectual Property Rights that are owned or purported to be owned by the Company or a Subsidiary and that are material to the Company’s or such Subsidiary’s respective business.

“Proxy Statement” shall have the meaning set forth in Section 3.8(d).

“Representatives” shall mean, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives and intermediaries of such Person and its Subsidiaries.

“Required Amount” shall have the meaning set forth in Section 4.10(c).

“Required Company Vote” shall have the meaning set forth in Section 3.27.

“Required Financial Information” means (i) (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date; provided, that Parent  confirms receipt of the financial statements described in clause (a) for the fiscal years ended on December 31, 2016, December 31, 2017 and December 31, 2018; provided, further, that filing of the required financial statements on Form 10- K and/or Form 10-Q of the SEC by the Company will satisfy the foregoing requirements; it being understood that, unless the foregoing requirements are satisfied by the filing of a Form 10-K and/or Form 10-Q of the SEC, such financial statements provided pursuant to this clause (i) must be customary for a high yield securities offering, but need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (ii) such other financial statements or other pertinent and customary information regarding the Company and its Subsidiaries (a) as may be reasonably requested by Parent or the Financing Sources to the extent that such financial statements or other information is of the type and form required or  customarily included in (x) a confidential information memorandum or bank presentation in respect of the Financing or (y) an offering memorandum for private placements of non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act or (b) as is otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements of the Company and its Subsidiaries audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” and change period comfort) with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in clauses (i) and (ii) of this definition, nothing will require the Company or any of its Subsidiaries to provide (or be deemed to require the Company to prepare) any Excluded Information (other than Excluded Information referred to in clause (6) of the definition thereof, which the Company is required to provide pursuant to the terms hereof).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.8(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Seller Related Party” shall mean the Company and each of its affiliates and their and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Subsidiary” when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with the Company and received by the Company after the date hereof without any solicitation in material violation of Section 7.4(a) that the Board of Directors of the Company (or a committee thereof) determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisors of nationally recognized reputation and taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal, including the timing and likeliness of the consummation of such Acquisition Proposal) would be more favorable to the Company’s stockholders from a financial point of view than this Agreement and the Merger; provided, that, for purposes of this definition of “Superior Proposal,” each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “51%.”  Reference to “this Agreement” and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to in writing by Parent pursuant to Section 7.4(d).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated, and other taxes, governmental fees or like charges, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“WARN Act” shall have the meaning set forth in Section 3.19(h).

“Wholly Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HEALTHEQUITY, INC.

By:	/s/ Jon Kessler
Name: Jon Kessler
Title: President & Chief Executive Officer

PACIFIC MERGER SUB INC.

By:	/s/ Jon Kessler
Name: Jon Kessler
Title: President & Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WAGEWORKS, INC.

By:	/s/ Edgar Montes
Name: Edgar Montes
Title: President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]